Exhibit 99.1
PART II

Item 6.	Selected Financial Data
The following table presents summary combined and consolidated operating results and other information of the Partnership and should be read in conjunction with "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our combined and consolidated financial statements and accompanying notes included elsewhere in this Annual Report on Form 10-K.
Our combined and consolidated financial statements include amounts allocated from SunCoke for corporate and other costs attributable to our operations. These allocated costs are for services provided to us by SunCoke. SunCoke centrally provides engineering, operations, procurement and information technology support to its and our facilities. In addition, allocated costs include legal, accounting, tax, treasury, insurance, employee benefit costs, communications and human resources. All corporate costs that were specifically identifiable to a particular operating facility of SunCoke or the Partnership have been allocated to that facility. Where specific identification of charges to a particular operating facility was not practicable, a reasonable method of allocation was applied to all remaining corporate and other costs. The allocation methodology for all remaining corporate and other costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of SunCoke’s and the Partnership's operating facilities.
The combined and consolidated financial statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly-traded partnership during the periods shown. In addition, the combined and consolidated financial statements are not necessarily indicative of our future results of operations or financial condition.

	Years Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in millions, except per unit amounts)
Operating Results:
Total revenues	$873.0	$931.7	$1,013.9	$701.1	$564.4
Operating income	$135.1	$141.4	$116.4	$48.9	$28.7
Net income	$87.5	$124.2	$82.8	$49.9	$37.3
Net income attributable to SunCoke Energy Partners, L.P.	$56.0	$58.6
Net income per common unit (basic and diluted)	$1.58	$1.81
Net income per subordinated unit (basic and diluted)	$1.43	$1.81
Distributions paid per unit	$2.0175	$1.1621
Balance Sheet Data (at period end):
Properties, plants and equipment, net	$1,213.4	$1,199.7	$1,106.2	$1,129.9	$964.6
Total assets	$1,417.0	$1,409.3	$1,284.9	$1,337.8	$1,116.1
Total debt	$399.0	$183.2	$220.3	$219.6	$—
Total partners’ capital attributable to SunCoke Energy Partners, L.P. / parent net equity	$915.6	$927.6	$958.2	$983.0	$1,025.9

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
This Annual Report on Form 10-K contains certain forward-looking statements of expected future developments, as defined by the Private Securities Litigation Reform Act of 1995. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based on financial data derived from the financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and certain other financial data that is prepared using non-GAAP measures. For a reconciliation of these non-GAAP measures to the most comparable GAAP components, see “Non-GAAP Financial Measures” at the end of this Item.
The following discussion assumes that our business was operated as a separate entity prior to its inception. The entities that own our cokemaking facilities have been acquired from SunCoke Energy, Inc. ("SunCoke"), which owns a 54.0 percent partnership interest in us and all of our incentive distribution rights and indirectly owns and controls our general partner, which holds a 2.0 percent interest in us and, as such, have been presented as a reorganization of entities under common control. The combined financial statements for periods prior to the IPO are the results of our predecessor for accounting purposes and include the operations of Haverhill Coke Company LLC (“Haverhill”), Middletown Coke Company, LLC (“Middletown”) and Gateway Energy and Coke Company, LLC (“Granite City”). We refer to our pre-IPO predecessor and the operations of Granite City prior to the Granite City Dropdown on January 13, 2015 collectively as our “Predecessors.” The combined financial statements include all revenues, costs, assets and liabilities attributed to the Predecessors after the elimination of all intercompany accounts and transactions. All financial information presented for the periods after the IPO represents the consolidated results of operations, financial position and cash flows of the Partnership giving retrospective effect to the combined results of operations, financial position and cash flows of the Granite City operations. See Note 1 to our combined financial statements.
These statements reflect significant assumptions and allocations and include all expenses allocable to our business, but may not be indicative of those that would have been achieved had we operated as a separate public entity for all periods presented or of future results.
Overview
SunCoke Energy Partners, L.P., (the "Partnership", "we", "our", and "us"), is a Delaware limited partnership formed in July 2012, which primarily manufactures coke used in the blast furnace production of steel. On January 24, 2013, we completed the initial public offering ("IPO") of our common units representing limited partner interests. In connection with the IPO, we acquired from SunCoke Energy, Inc. ("SunCoke") a 65 percent interest in each of Haverhill Coke Company LLC ("Haverhill") and Middletown Coke Company, LLC ("Middletown") and the cokemaking facilities and related assets held by Haverhill and Middletown. On May 9, 2014, we completed the acquisition of an additional 33 percent interest in the Haverhill and Middletown cokemaking facilities for a total transaction value of $365.0 million (the "Haverhill and Middletown Dropdown"). At December 31, 2014, SunCoke owns the remaining 2 percent interest in each of Haverhill and Middletown, and, through its subsidiary, owns a 54.0 percent partnership interest in us and all of our incentive distribution rights and indirectly owns and controls our general partner, which holds a 2.0 percent general partner interest in us.
On January 13, 2015, the Partnership acquired a 75 percent interest in SunCoke's Gateway Energy and Coke Company, LLC ("Granite City") cokemaking facility for a total transaction value of $245.0 million (the "Granite City Dropdown"). The remaining 25 percent interest continues to be owned by SunCoke. Subsequent to the Granite City Dropdown, SunCoke, through its subsidiary, owns a 56.1 percent partnership interest in us and all of our incentive distribution rights and indirectly owns and controls our general partner, which holds a 2.0 percent general partner interest in us. As previously discussed, the Granite City Dropdown was a transfer of businesses between entities under common control. Accordingly, our historical financial information has been retrospectively adjusted to include Granite City’s historical results and financial position for all periods presented.
Coke is a principal raw material in the blast furnace steelmaking process. Coke is generally produced by heating metallurgical coal in a refractory oven, which releases certain volatile components from the coal, thus transforming the coal into coke. Our cokemaking ovens utilize efficient, modern heat recovery technology designed to combust the coal’s volatile components liberated during the cokemaking process and use the resulting heat to create steam or electricity for sale. This differs from by-product cokemaking which seeks to repurpose the coal’s liberated volatile components for other uses. We believe that heat recovery technology has several advantages over the alternative by-product cokemaking process, including producing higher quality coke, using waste heat to generate steam or electricity for sale and reducing environmental impact. We license this advanced heat recovery cokemaking process from SunCoke.

The Granite City facility and the first phase of the Haverhill facility, or Haverhill 1, have steam generation facilities which use hot flue gas from the cokemaking process to produce steam for sale to customers pursuant to steam supply and purchase agreements. Granite City and Haverhill 1 sell steam to third-parties. The Middletown facility and the second phase of the Haverhill facility, or Haverhill 2, have cogeneration plants that use the hot flue gas created by the cokemaking process to generate electricity, which is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.
We also provide coal handling and blending services with our Coal Logistics business. Our terminal located in East Chicago, Indiana, SunCoke Lake Terminal, LLC ("Lake Terminal") provides coal handling and blending services to SunCoke's Indiana Harbor cokemaking operations. Kanawha River Terminals ("KRT") is a leading metallurgical and thermal coal blending and handling terminal service provider with collective capacity to blend and transload 30 million tons of coal annually through its operations in West Virginia and Kentucky. Coal is transported from the mine site in numerous ways, including rail, truck, barge or ship. Our coal terminals act as intermediaries between coal producers and coal end users by providing transloading, storage and blending services. We do not take possession of coal in our Coal Logistics business, but instead earn revenue by providing coal handling and blending services to our customers on a fee per ton basis. We provide blending and handling services to steel, coke (including some of our domestic cokemaking facilities), electric utility and coal producing customers.
Organized in Delaware in July 2012, and headquartered in Lisle, Illinois, we are a master limited partnership whose common units, representing limited partnership interests, were first listed for trading on the New York Stock Exchange (“NYSE”) in January 2013 under the symbol “SXCP.”
2014 Key Financial Results

•
Total revenues were $873.0 million in 2014 compared to $931.7 million in 2013. The decrease was primarily due to the pass-through of lower coal prices in our Domestic Coke segment, partly offset by $36.9 million of additional revenues from our Coal Logistics segment, which was acquired during the second half of 2013.

•
Net income attributable to unitholders was $56.0 million in 2014 compared to $58.6 million in 2013. This decrease was primarily due to an increase in transaction and financing costs of $14.0 million associated with the Haverhill and Middletown Dropdown in 2014 compared to the IPO in 2013. This decrease was partly offset by the increased ownership interest in our Middletown and Haverhill cokemaking facilities and the contribution of the Coal Logistics segment.

•
Adjusted EBITDA was $188.9 million in 2014 compared to $194.8 million in 2013 and Adjusted EBITDA per ton in our Domestic Coke operations was $74.42 per ton in 2014, down from $79.43 per ton in 2013. The decreases in Adjusted EBITDA and Adjusted EBITDA per ton were due primarily to lower coal-to-coke yields and volumes in our cokemaking operations. The decrease in Adjusted EBITDA was partly offset by a full year impact of the Coal Logistics segment, increasing Adjusted EBITDA by $9.6 million.

•
Cash generated from operating activities was $126.5 million in 2014 compared to $165.8 million in 2013. The decrease was primarily attributable to the lower contribution of earnings as well as higher working capital in the current year.

•	Full year 2014 cash distributions paid per unit of $2.0175 increased over the full year 2013 cash distributions paid per unit of $1.1621.
Our Focus in 2014
During 2014, we set the groundwork for enhanced cash flow performance across the business and achieved the following:

•	Sustained a high-level of operating performance in our Domestic Coke operations

•	Executed the dropdown of additional cokemaking assets

•	Explored growth opportunities in cokemaking, coal logistics and a potential entry into the ferrous value chain

•	Grew our general and limited partner cash distributions
Sustained a high-level of operating performance in our Domestic Coke operations
During 2014, our cokemaking operations maintained their solid performance and produced approximately 2.4 million tons of coke, generating Adjusted EBITDA of approximately $74 per ton.  We remain committed to maintaining a safe work environment and ensuring compliance with applicable laws and regulations. During 2014, we achieved top-quartile safety and strong environmental performance in the Domestic Coke and Coal Logistics operations.

We successfully completed the construction of the gas sharing environmental remediation project at Haverhill 2 during 2014 and are in the process of testing full implementation of this system. We also began work on the gas sharing project to enhance environmental performance at the Haverhill 1 cokemaking facility.
Executed the dropdown of additional coke assets
Prior to January 18, 2014, SunCoke was subject to limitations and restrictions on restructuring activities as a result of its tax free spin-off from Sunoco. With the expiration of these restrictions, on May 9, 2014, we completed the acquisition of an additional 33 percent interest in the Haverhill and Middletown cokemaking facilities for a total transaction value of $365.0 million (the "Haverhill and Middletown Dropdown"). Sun Coal & Coke retained a 2 percent interest in Haverhill and Middletown subsequent to the Haverhill and Middletown Dropdown. We continue to evaluate the potential dropdown of all of SunCoke's remaining domestic cokemaking assets and SunCoke's Brazil operations over time.
Explored growth opportunities in cokemaking, coal logistics and a potential entry into the ferrous value chain
During 2014, we evaluated selective opportunities to acquire existing cokemaking assets in the U.S. and Canada and determined that in most cases the potential acquisition of existing cokemaking assets would not create value for shareholders. Accordingly, we do not plan to actively pursue this strategy.
We continued to explore opportunities to enter the ferrous segments of the steel value chain, such as iron ore concentration and pelletizing and direct reduced iron production ("DRI"), which can be used in conventional blast furnace or electric arc furnace steelmaking processes. We believe demand for DRI capacity in the U.S. will increase, driven in part by steelmakers' desire for alternative sources of raw materials and the available supply of low cost natural gas. In 2014, we received favorable IRS private letter rulings for both the concentrating and pelletizing of iron ore as well as for DRI and will continue to explore potential opportunities in 2015.
We successfully integrated our Coal Logistics business resulting in Adjusted EBITDA of $14.3 million in 2014. We expanded our operating and commercial capabilities in the coal logistics market as well as other complementary logistics markets as a result of these acquisitions. While we pursued potential coal logistics targets in 2014, we were not successful in executing further acquisitions.
Grew our general and limited partner cash distributions
As a result of our continued strong operating performance and the additional earnings generated from our acquisition of an additional 33 percent ownership interest in Haverhill and Middletown, we have grown our quarterly cash distributions per unit by 14 percent since the fourth quarter of 2013.
Our Focus and Outlook for 2015
In 2015, our primary focus will be to:

•	Sustain a high-level of operating performance in our Domestic Coke and Coal Logistics segments

•	Pursue growth opportunities with a focus on industrial raw materials processing and logistics

•	Work with SunCoke on additional dropdowns of cokemaking assets

•	Continue to grow general and limited partner cash distributions per unit
Sustain a high-level of operating performance in our Domestic Coke and Coal Logistics operations
In 2015, we expect to achieve Adjusted EBITDA attributable to the Partnership of approximately $169 million to $179 million, including continued strong performance from our Domestic Coke and Coal Logistics businesses.
On a 100 percent basis, we expect Domestic Coke to contribute approximately $180 million to $190 million of Adjusted EBITDA in 2015 with solid ongoing operations and sales of approximately 2.4 million tons, achieving Adjusted EBITDA per ton of approximately $75 to $77 in 2015.
In 2015, we will continue our construction and implementation of our new gas sharing projects to enhance environmental performance at the Haverhill and Granite City cokemaking facilities. We expect to successfully complete the construction of the environmental remediation project at Haverhill 1 and begin the construction of the environmental remediation project at Granite City during 2015.
Pursue growth opportunities with a focus on industrial raw materials processing and logistics
We plan to pursue opportunities to expand our footprint in industrial raw materials processing and logistics as we believe many of these assets fit well in the master limited partnership structure. We will explore opportunities for acquisitions in attractive and complementary segments of the market, focusing on businesses that exhibit a stable cash flow profile comparable to our core business, based on attractive market structure and limited commodity risk. We believe our ability to efficiently operate capital intensive manufacturing processes should help to enhance profitability post-acquisition.
We are actively seeking acquisitions in the coal logistics space to broaden our reach across U.S. coal basins and leverage the capabilities of KRT and Lake Terminal.  While the continued decline in U.S. coal prices presents headwinds, we believe that our Coal Logistics segment provides an ideal point of entry for inorganic growth in 2015 and beyond.
During 2015, SunCoke will also continue to develop greenfield opportunities through the potential development of a Kentucky cokemaking facility as well as the potential construction of a DRI facility. SunCoke has and will continue to seek long-term customer commitments for a majority of the capacity prior to commencing construction on either project. Under the omnibus agreement, we have the right to purchase the potential Kentucky facility if it becomes operational.
Work with SunCoke on additional dropdowns of cokemaking assets
On January 13, 2015, the Partnership acquired a 75 percent interest in SunCoke's Gateway Energy and Coke Company, LLC ("Granite City") cokemaking facility for a total transaction value of $245.0 million (the "Granite City Dropdown"). The remaining 25 percent interest continues to be owned by SunCoke. The Granite City cokemaking facility, which began operations in 2009, has annual cokemaking capacity of 650 thousand tons and produces super-heated steam for power generation. Both the coke and power are provided to U.S. Steel under a long-term take-or-pay contract that expires in 2025. In connection with this agreement, the Partnership issued common units totaling approximately $50.7 million and $1.0 million of general partner interests to SunCoke. In addition, the Partnership assumed and repaid $135.0 million principal amount of SunCoke’s outstanding 7.625 percent senior notes and paid $5.6 million of accrued interest and $7.7 million of redemption premium in connection therewith. To fund this debt assumption and redemption, the Partnership issued $200.0 million of add-on 7.375 percent unsecured senior notes. The remaining cash of $45.0 million was used to pre-fund SunCoke’s obligation to indemnify the Partnership for the anticipated cost of an environmental project at Granite City, pay transaction costs, and for general partnership purposes. We expect to complete at least one additional dropdown in 2015 and are on the path to complete dropdowns of all of SunCoke's remaining domestic cokemaking assets and SunCoke's Brazil operations through 2016.
Continue to grow general and limited partner cash distributions per unit
Full year 2014 cash distributions paid per unit were $2.0175 compared to full year 2013 cash distributions paid per unit of $1.1621. We are on track to deliver our 8 percent to 10 percent cash distribution compounded annual growth rate target from the fourth quarter of 2013 through 2016 from domestic dropdowns alone. We expect to increase our cash distributions 2 percent per quarter in 2015, growing to $0.5854 per unit earned in the fourth quarter of 2015. Additionally, we believe there is further flexibility to tighten our cash coverage ratio over time and grow our cash distributions from other organic and acquisition opportunities.
Items Impacting Comparability

•
Coal Logistics. On August 30, 2013 and October 1, 2013, the Partnership acquired Lake Terminal and KRT, respectively. Coal Logistics reported revenues of $55.0 million for the year ended December 31, 2014, of which $5.7 million were intercompany revenues, and revenues of $13.6 million for the year ended December 31, 2013, of which $1.2 million were intercompany revenues. Adjusted EBITDA was $14.3 million and $4.7 million for the years ended December 31, 2014 and 2013, respectively, and Adjusted EBITDA per ton handled was $0.75 and $1.24, respectively.

•	Interest Expense, net. Interest expense, net was $37.1 million, $15.4 million and $10.3 million in 2014, 2013 and 2012, respectively and was impacted by the following items:

◦
Debt refinancing costs of $15.4 million, which includes an $11.4 million market premium to tender the senior notes in connection with the Haverhill and Middletown Dropdown, were recorded in 2014 compared to $3.7 million of debt refinancing costs recorded in 2013 and no debt refinancing costs in 2012; and

◦	Interest of $3.2 million, $1.0 million, and $0.1 million was capitalized in connection with the environmental remediation project at Haverhill during 2014, 2013 and 2012, respectively.
Also impacting comparability between periods were changes in debt balances and interest rates. See Note 14 to our combined and consolidated financial statements.

•
Income Taxes. The historical combined financial statements of our Predecessors include U.S. federal income tax expense calculated on a theoretical separate-return basis. Following our IPO, we do not pay federal income taxes on the operating income generated by Haverhill and Middletown. In addition, earnings from the Middletown operations, however, are subject to a local income tax which was reflected in the current period. In conjunction with the closing of the IPO, all deferred tax assets and liabilities related to Haverhill and Middletown were eliminated through equity. Earnings from our Granite City operations include U.S. federal and state income taxes calculated on a theoretical separate-return basis.

•
Noncontrolling Interest. Net income attributable to noncontrolling interest was $15.7 million and $40.8 million for the years ended December 31, 2014 and 2013, respectively, and reflects the change in ownership as a result of the Haverhill and Middletown Dropdown transaction. Concurrent with our IPO, the 35 percent interest in each of Haverhill and Middletown retained by SunCoke was recorded as a noncontrolling interest of the Partnership. Subsequent to the Haverhill and Middletown Dropdown on May 9, 2014, SunCoke's ownership in Haverhill and Middletown decreased to 2 percent and is recorded as noncontrolling interest of the Partnership on the Combined and Consolidated Statement of Income.

Results of Operations
The following table sets forth amounts from the Combined and Consolidated Statements of Income for the years ended December 31, 2014, 2013 and 2012.

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Revenues
Sales and other operating revenue	$873.0	$931.7	$1,013.9
Costs and operating expenses
Cost of products sold and operating expenses	656.3	715.4	821.1
Selling, general and administrative expenses	27.3	28.3	30.0
Depreciation and amortization expense	54.3	46.6	46.4
Total costs and operating expenses	737.9	790.3	897.5
Operating income	135.1	141.4	116.4
Interest expense, net	37.1	15.4	10.3
Income before income tax expense	98.0	126.0	106.1
Income tax expense	10.5	1.8	23.3
Net income	$87.5	$124.2	$82.8
Less: Net income attributable to noncontrolling interests	15.7	40.8	—
Net income attributable to SunCoke Energy Partners, L.P./ Predecessors	71.8	83.4	82.8
Less: Net income attributable to Predecessors	15.8	24.8	82.8
Net income attributable to SunCoke Energy Partners, L.P.	$56.0	$58.6	$—
 Year Ended December 31, 2014 compared to Year Ended December 31, 2013
Revenues. Our total revenues decreased $58.7 million, or 6.3 percent, to $873.0 million for the year ended December 31, 2014 compared to $931.7 million for the corresponding period of 2013. The decrease was primarily due to the pass-through of lower coal prices and lower sales volumes in our Domestic Coke segment. The current year also includes the impact of severe weather on production and yields. These decreases were partially offset by higher reimbursable operating and maintenance costs, as well as higher energy sales. Additionally, revenues from the new Coal Logistics business were $49.3 million in 2014 compared to $12.4 million in 2013, which only included four months of Coal Logistics results due to the timing of acquisitions.
Costs and Operating Expenses. Total operating expenses decreased $52.4 million, or 6.6 percent, to $737.9 million for the year ended December 31, 2014 compared to $790.3 million for the corresponding period of 2013. The decreases in cost of products sold and operating expenses were driven primarily by reduced coal costs in our Domestic Coke segment partially offset by higher repair and maintenance costs. The current year also includes incremental operating expenses associated with the severe winter weather in the first quarter of 2014 and a full year of Coal Logistics costs of $48.4 million in 2014 compared to four months of costs of $10.7 million in 2013, due to the timing of acquisitions.
Interest Expense, net. Interest expense, net was $37.1 million for the year ended December 31, 2014 compared to $15.4 million for the corresponding period of 2013. Comparability between periods is impacted by the financing activities discussed previously.

Income Taxes. Income tax expense increased $8.7 million to $10.5 million for the year ended December 31, 2014 compared to $1.8 million for the corresponding period of 2013. Comparability between periods is impacted by the income tax items discussed previously.
Noncontrolling Interest. Income attributable to noncontrolling interest was $15.7 million for the year ended December 31, 2014 compared to $40.8 million for the corresponding period of 2013.  Comparability between periods is impacted by the Haverhill and Middletown Dropdown previously discussed.
Year Ended December 31, 2013 compared to December 31, 2012
Revenues. Our total revenues, net of sales discounts, decreased $82.2 million, or 8.1 percent, to $931.7 million for the year ended December 31, 2013 compared to $1,013.9 million for the corresponding period of 2012. The decrease was primarily due to the pass-through of lower coal prices in our Domestic Coke segment. The effect of lower coal prices was slightly offset by an increase in energy revenues of $3.1 million as well as our new Coal Logistics segment, which contributed $12.4 million of revenue.
Costs and Operating Expenses. Total operating expenses decreased $107.2 million, or 11.9 percent, to $790.3 million for the year ended December 31, 2013 compared to $897.5 million for the corresponding period of 2012. The decreases in cost of products sold and operating expenses were driven primarily by reduced coal costs in our Domestic Coke segment. These decreases were partially offset by acquisition related and public company costs. Additionally, our new Coal Logistics segment incurred costs of $10.7 million.
Interest Expense. Interest expense was $15.4 million for the year ended December 31, 2013 compared to $10.3 million for the corresponding period of 2012. Comparability between periods is impacted by the financing activities discussed previously.
Income Taxes. Income tax expense decreased $21.5 million to $1.8 million for the year ended December 31, 2013 compared to $23.3 million for the corresponding period of 2012. Comparability between periods is impacted by the income tax items discussed previously.
Noncontrolling Interest. Income attributable to noncontrolling interest was $40.8 million for the year ended December 31, 2013. Comparability between periods is impacted by the IPO previously discussed.
Results of Reportable Business Segments
We report our business results through two segments:

•
Domestic Coke consists of the Haverhill, Middletown and Granite City cokemaking and heat recovery operations located in Franklin Furnace, Ohio; Middletown, Ohio; and Granite City, Illinois, respectively.

•	Coal Logistics consists of our coal handling and blending service operations in East Chicago, Indiana; Ceredo, West Virginia; Belle, West Virginia; and Catlettsburg, Kentucky.
Prior to the third quarter of 2013, Domestic Coke was the Partnership's only reportable segment. During the third and fourth quarters of 2013 the Partnership completed the acquisition of Lake Terminal and KRT, providing coal handling and blending services. The results of Lake Terminal and KRT are presented in the Coal Logistics segment below.
Our coke sales agreements in our Domestic Coke segment contain highly similar contract provisions. Specifically, each agreement includes:

•
Take-or-Pay Provisions. Substantially all of our coke sales at our cokemaking facilities are under take-or-pay contracts that require us to produce the contracted volumes of coke and require the customer to purchase such volumes of coke up to a specified tonnage or pay the contract price for any tonnage they elect not to take. As a result, our ability to produce the contracted coke volume and performance by our customers are key determinants of our profitability. We generally do not have significant spot coke sales since our capacity is consumed by long-term contracts; accordingly, spot prices for coke do not generally affect our revenues.

•
Coal Cost Component with Pass-Through Provisions. The largest cost component of our coke is the cost of purchased coal, including any transportation or handling costs. Under the contracts at our cokemaking facilities, coal costs are a pass-through component of the coke price, provided that we realize certain targeted coal-to-coke yields. When targeted coal-to-coke yields are achieved, the price of coal is not a significant determining factor in the profitability of these facilities, although it does affect our revenue and cost of sales for these facilities in approximately equal amounts. However, to the extent that the actual coal-to-coke yields are less than the contractual standard, we are responsible for the cost of the excess coal used in the cokemaking process. Conversely, to the extent our actual coal-to-coke yields are higher than the contractual standard, we realize gains. As coal prices decline, the benefits associated with favorable coal-to-coke yields also decline.

•
Operating Cost Component with Pass-Through or Inflation Adjustment Provisions. Our coke prices include an operating cost component. Operating costs under three of our coke sales agreements are passed through to the respective customers subject to an annually negotiated budget in some cases subject to a cap annually adjusted for inflation, and we share any difference in costs from the budgeted amounts with our customers. Under our one other coke sales agreement, the operating cost component for our coke sales are fixed subject to an annual adjustment based on an inflation index. Accordingly, actual operating costs can have a significant impact on the profitability of all our domestic cokemaking facilities.

•
Fixed Fee Component. Our coke prices also include a per ton fixed fee component for each ton of coke sold to the customer, which is determined at the time the coke sales agreement is signed and is effective for the term of each sales agreement. The fixed fee is intended to provide an adequate return on invested capital and may differ based on investment levels and other considerations. The actual return on invested capital at any facility is based on the fixed fee per ton and favorable or unfavorable performance on pass-through cost items.

•
Tax Component. Our coke sales agreements also contain provisions that generally permit the pass-through of all applicable taxes (other than income taxes) related to the production of coke at our facilities.

•
Coke Transportation Cost Component. Where we deliver coke to our customers via rail, our coke sales agreements also contain provisions that permit the pass-through of all applicable transportation costs related to the transportation of coke to our customers.

Coal Logistics revenues are derived from services provided to steel, coke (including some of our and SunCoke's domestic cokemaking facilities) and electric utility customers. Services provided to our cokemaking facilities are provided under a contract with terms equivalent to those of an arm's-length transaction. We do not take possession of coal but instead act as intermediaries between coal producers and coal end users by providing transloading, storage and blending services to our customers on a per ton basis. Revenues are recognized when services are provided as defined by customer contracts.
Corporate and other expenses that can be identified with a segment have been included as deductions in determining operating results of our business segments, and the remaining expenses have been included in Corporate and Other.
Management believes Adjusted EBITDA is an important measure of operating performance and uses it as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments. Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP. See “Non-GAAP Financial Measures” near the end of this Item.

Segment Operating Data
The following tables set forth the sales and other operating revenues and Adjusted EBITDA of our segments and other financial and operating data for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$823.7	$919.3	$1,013.9
Coal Logistics	49.3	12.4	—
Coal Logistics intersegment sales	5.7	1.2	—
Elimination of intersegment sales	(5.7)	(1.2)	—
Total	$873.0	$931.7	$1,013.9
Adjusted EBITDA(1):
Domestic Coke	$181.8	$196.9	$174.0
Coal Logistics	14.3	4.7	—
Corporate and Other (2)	(7.2)	(6.8)	—
Total	$188.9	$194.8	$174.0
Coke Operating Data:
Domestic Coke capacity utilization (%)	106	108	107
Domestic Coke production volumes (thousands of tons)	2,435	2,476	2,469
Domestic Coke sales volumes (thousands of tons)	2,443	2,479	2,460
Domestic Coke Adjusted EBITDA per ton(3)	$74.42	$79.43	$70.73
Coal Logistics Operating Data:
Tons handled (thousands of tons)	19,037	3,785	—
Coal Logistics Adjusted EBITDA per ton handled(4)	$0.75	$1.24	$—

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP at the end of this Item.

(2)
There were no Corporate and Other costs in 2012 as these periods were prior to the formation the Partnership. The results for the year ended December 31, 2012 reflect our pre-IPO combined carve-out financial statements, which include all expenses allocable to our business within Domestic Coke.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

(4)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.
Analysis of Segment Results
Year Ended December 31, 2014 compared to Year Ended December 31, 2013
Domestic Coke
Sales and Other Operating Revenue
Sales and other operating revenue decreased $95.6 million, or 10.4 percent, to $823.7 million in 2014 compared to $919.3 million in 2013. The decrease was due primarily to the pass-through of lower coal costs at our Domestic Coke segment, which decreased revenues by approximately $96.0 million. Lower overall sales volumes of 36 thousand tons, in part due to severe winter weather in the first quarter of 2014, also decreased revenues by $14.2 million. The absence of $6.8 million in sales discounts partially offset these decreases. The remaining increase of $7.8 million primarily related to higher reimbursable operating and maintenance costs.
Adjusted EBITDA
Domestic Coke Adjusted EBITDA decreased $15.1 million, or 7.7 percent, to $181.8 million in 2014 compared to $196.9 million in 2013. The decrease was primarily related to lower coal-to-coke yields decreasing Adjusted EBITDA by $7.5 million. Lower sales volumes of 36 thousand tons, in part due to severe winter weather in the first quarter of 2014, resulted in a decrease to Adjusted EBITDA of $5.3 million. A decrease in the reimbursement rate of operating and maintenance costs further decreased Adjusted EBITDA by $5.8 million. These decreases were partially offset by an increases primarily related to lower allocated corporate costs.

Depreciation and amortization expense, which was not included in segment profitability, increased $1.9 million, to $46.7 million in 2014 from $44.8 million in 2013, primarily due to the completion of construction of the environmental remediation project at Haverhill 2 during 2014.
Coal Logistics
Sales and Other Operating Revenue
Lake Terminal and KRT were acquired on August 30, 2013 and October 1, 2013, respectively. Inclusive of intersegment sales, sales and other operating revenue increased $41.4 million, to $55.0 million in 2014 compared to $13.6 million in 2013. Comparison between periods was impacted by the timing of acquisitions.
Adjusted EBITDA
Coal Logistics Adjusted EBITDA was $14.3 million in 2014 compared to $4.7 million in 2013. Comparison between periods was impacted by the timing of acquisitions.
Depreciation expense, which was not included in segment profitability, was $7.6 million during 2014 compared to $1.8 million in 2013 and was also impacted by the timing of acquisitions.
Corporate and Other
Corporate expenses remained relatively stable and were $7.2 million in 2014 compared to $6.8 million in 2013.
Year Ended December 31, 2013 compared to Year Ended December 31, 2012
Domestic Coke
Sales and Other Operating Revenue
Sales and other operating revenue decreased $94.6 million, or 9.3 percent, to $919.3 million in 2013 compared to $1,013.9 million in 2012. The decrease was due primarily to the pass-through of lower coal costs at our Domestic Coke segment, which decreased revenues by approximately $116.7 million. The effect of lower coal costs were partially offset by slightly higher volumes, which contributed $8.6 million in additional revenues over the prior year period, of which a portion are attributable to a fourth customer. Increased operating expense recovery of $9.7 million, primarily attributable to the change from a fixed operating fee per ton to a budgeted amount per ton based on the full recovery of expected operating maintenance costs at the Middletown facility, further increased revenues. The remaining increase of $3.8 million was due primarily to higher energy revenues as compared to the prior year period.
Adjusted EBITDA
Domestic Coke Adjusted EBITDA increased $22.9 million, or 13.2 percent, to $196.9 million in 2013 compared to $174.0 million in 2012. Improved coal-to-coke yields increased Adjusted EBITDA by $2.4 million over 2012 while higher volumes of 19 thousand tons increased Adjusted EBITDA by $2.0 million. Adjusted EBITDA was further increased $11.9 million due primarily to higher operating cost recovery at Middletown related to the change from a fixed operating fee per ton to a budgeted amount per ton based on the expected full recovery of operational and maintenance costs, as well as lower non-reimbursable costs as a result of start up costs incurred in 2012. The remaining increase of $6.5 million was due primarily to a favorable comparison to 2012, which included higher allocation of corporate costs, as well as increased energy revenues in 2013 compared to the prior year period.
Depreciation and amortization expense, which was not included in segment profitability, decreased $1.6 million, to $44.8 million in 2013 from $46.4 million in 2012, primarily due to accelerated depreciation at the Haverhill facility in 2012 of $2.1 million.
Coal Logistics
We entered into the coal logistics business with two acquisitions in 2013. Inclusive of intersegment sales, sales and other operating revenue were $13.6 million and Adjusted EBITDA was $4.7 million in 2013.
Depreciation and amortization expense, which was not included in segment profitability was $1.8 million during 2013.
Corporate and Other
Corporate expenses were $6.8 million in 2013 and included costs to operate as a public company as well as acquisition related costs, including a $1.8 million payment to DTE Energy Company in consideration for assigning its share of the Lake Terminal buyout rights to the Partnership. The prior year results were not comparable as the Partnership did not exist.

Liquidity and Capital Resources
Our primary liquidity needs are to finance the replacement of partially or fully depreciated assets and other capital expenditures, service our debt, fund investments, fund working capital, maintain cash reserves and pay distributions. We believe our current resources, including the potential borrowings under our revolving credit facility, are sufficient to meet our working capital requirements for our current business for the foreseeable future.
Our sources of liquidity include cash generated from operations, borrowings under our revolving credit facility and, from time to time, debt and equity offerings. In conjunction with the closing of the Haverhill and Middletown Dropdown, the Partnership amended our revolving credit facility (the "Partnership Revolver") to include (i) an increase in the total aggregate commitments from lenders from $150.0 million to $250.0 million and (ii) an extension of the maturity date from January 2018 to May 2019. As of December 31, 2014, we had $33.3 million of cash and cash equivalents and $250.0 million of borrowing availability under the Partnership Revolver.
Subsequent to December 31, 2014, to fund the Partnership's acquisition of a 75 percent interest in SunCoke's Granite City cokemaking facility in January 2015, the Partnership issued $200.0 million of add-on Partnership Notes due in 2020 and repaid $135.0 million of senior notes assumed from SunCoke as part of the total transaction value.
The Partnership is subject to certain debt covenants that, among other things, limit the Partnership’s ability and the ability of certain of the Partnership’s subsidiaries to (i) incur indebtedness, (ii) pay dividends or make other distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge. These covenants are subject to a number of exceptions and qualifications set forth in the respective agreements. Additionally, under the terms of the Partnership Revolver, the Partnership was subject to a maximum consolidated leverage ratio of 4.00:1.00, calculated by dividing total debt by EBITDA as defined by the Partnership Revolver, and a minimum consolidated interest coverage ratio of 2.50:1.00, calculated by dividing EBITDA by interest expense as defined by the Partnership Revolver. As of December 31, 2014, the Partnership was in compliance with all applicable debt covenants contained in the Partnership Revolver. We do not anticipate violation of these covenants nor do we anticipate that any of these covenants will restrict our operations or our ability to obtain additional financing.
On April 21, 2015, the Partnership amended its revolving credit facility to increase the maximum consolidated leverage ratio from 4.00:1.00 to 4.50:1.00.
On August 5, 2014, the Partnership entered into an equity distribution agreement (the “Equity Agreement”) with Wells Fargo Securities, LLC (“Wells Fargo”). Pursuant to the terms of the Equity Agreement, the Partnership may sell from time to time through Wells Fargo, the Partnership’s common units representing limited partner interests having an aggregate offering price of up to $75.0 million. During the year the Partnership sold 62,956 common units under the Equity Agreement with an aggregate offering price of $1.8 million, leaving $73.2 million available under the Equity Agreement.
In accordance with our partnership agreement, we paid total cash distributions of $2.0175 per unit and $1.1621 per unit during 2014 and 2013, respectively. On January 26, 2015, our Board of Directors declared a quarterly cash distribution of $0.5408 per unit. This distribution will be paid on February 27, 2015 to unitholders of record on February 13, 2015.
Because we intend to distribute substantially all of our cash available for distribution, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will, in large part, rely upon external financing sources, including bank borrowings and issuances of debt and equity securities, to fund acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy could significantly impair our ability to grow. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. The incurrence of additional debt by us would result in increased interest expense, which in turn may also affect the amount of cash that we have available to distribute to our unitholders.
The following table sets forth a summary of the net cash provided by (used in) operating, investing and financing activities for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Net cash provided by operating activities	$126.5	$165.8	$130.3
Net cash used in investing activities	(67.6)	(159.5)	(22.8)
Net cash (used in) provided by financing activities	(71.9)	40.0	(107.5)
Net (decrease) increase in cash and cash equivalents	$(13.0)	$46.3	$—

Cash Provided by Operating Activities
Net cash provided by operating activities decreased by $39.3 million to $126.5 million for the year ended December 31, 2014 as compared to the prior year. The decrease was primarily attributable to weaker operational performance and higher working capital in the current year. The increase in working capital was primarily related to the build up of coal inventory and timing of accounts payable, partially offset by the settlement of the liabilities for sales discounts at the Haverhill facility for $11.8 million in 2013.
Net cash provided by operating activities increased by $35.5 million to $165.8 million for the year ended December 31, 2013 as compared to the prior year. The increase was primarily attributable to stronger operational performance and working capital improvements in 2013. The improved working capital in 2013 is primarily related to the timing of accounts payable, partially offset by the build-up of accounts receivable related to sales subsequent to the IPO as SunCoke did not contribute $39.6 million of Predecessor accounts receivable to the Partnership and the settlement of the liability for sales discounts at the Haverhill facility.
Cash Used in Investing Activities
Cash used in investing activities decreased by $91.9 million to $67.6 million for the year ended December 31, 2014 as compared to the prior year. The decrease was primarily attributable to the acquisitions during the prior year discussed below, partially offset by $21.4 million of higher capital expenditures in 2014 primarily related to the environmental remediation project, which was funded using proceeds from the Partnership offering and the Haverhill and Middletown Dropdown.
Cash used in investing activities increased by $136.7 million to $159.5 million for the year ended December 31, 2013 as compared to the prior year. The increase was primarily attributable to the acquisitions in 2013 of KRT for $84.7 million and Lake Terminal for $28.6 million. The full year 2013 also includes $23.4 million of higher capital expenditures primarily related to the environmental remediation, which was funded using proceeds from the Partnership offering.
Cash (Used in) Provided by Financing Activities
Net cash used in financing activities was $71.9 million for the year ended December 31, 2014 as compared to $40.0 million of net cash provided by financing activities in the prior year. In 2014, the Partnership repaid long-term debt of $276.3 million and made net repayments on the revolver of $40.0 million. We also paid debt issuance costs of $5.8 million and made cash distributions to unitholders of $74.7 million and distributions to SunCoke of $20.9 million related to its noncontrolling interest in the Partnership. These payments were partially offset by the cash received for the issuance of common units of $90.5 million and the issuance of add-on Partnership Notes of $268.1 million. Lastly, the year ended December 31, 2014 included net transfers to parent of $13.1 million, further described below.
Net cash provided by financing activities was $40.0 million for the year ended December 31, 2013 compared to net cash used in financing activities of $107.5 million for the prior year. In 2013, we received net proceeds of $231.8 million from the issuance of 13,500,000 common units in SunCoke Energy Partners, L.P., $150.0 million from the issuance of the Partnership Notes and $40.0 million from borrowings on the Partnership Revolver. These increases were partially offset by the repayment of $225.0 million of SunCoke's term loan, debt issuance costs of $6.8 million and distributions of $82.9 million to SunCoke, $33.1 million to reimburse SunCoke for expenditures made during the two-year period prior to the IPO for the expansion and improvement of certain assets and $49.8 million of distributions from earnings of Haverhill and Middletown subsequent to the IPO. Distributions to unitholders of $37.2 million further offset the increase. Lastly, the year ended December 31, 2013 included net transfers to parent of $30.8 million, further described below.
The Predecessors' operations were funded with cash from our operations and funding from SunCoke. As a result, none of SunCoke’s cash has been assigned to us in the combined financial statements and the changes in cash flow from operating and investing activities are currently the only impacts on our cash flow from financing activities for those periods. Transfers of cash to SunCoke’s financing and cash management program directly impact the Predecessors' cash flow from financing activities. Following our IPO, we maintain our own bank accounts for Haverhill and Middletown.
Capital Requirements and Expenditures
Our cokemaking operations are capital intensive, requiring significant investment to upgrade or enhance existing operations and to meet environmental and operational regulations. The level of future capital expenditures will depend on various factors, including market conditions and customer requirements, and may differ from current or anticipated levels. Material changes in capital expenditure levels may impact financial results, including but not limited to the amount of depreciation, interest expense and repair and maintenance expense.
Our capital requirements have consisted, and are expected to consist, primarily of:

•
ongoing capital expenditures required to maintain equipment reliability, ensure the integrity and safety of our coke ovens and steam generators and to comply with environmental regulations. Ongoing capital expenditures are made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and/or to extend their useful lives and also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance expenses, which are expensed as incurred; and

•	environmental remediation project expenditures required to implement design changes to ensure that our existing facilities operate in accordance with existing environmental permits.
The following table summarizes ongoing and environmental remediation project capital expenditures:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Ongoing capital	$21.2	$18.3	$18.0
Environmental remediation project(1)	46.4	27.9	4.8
Total	$67.6	$46.2	$22.8

(1)
Includes $3.2 million, $1.0 million, and $0.1 million of interest capitalized in connection with the environmental remediation project at Haverhill for the years ended December 31, 2014, 2013 and 2012, respectively

Our capital expenditures for 2015 are expected to be approximately $52 million, of which ongoing capital expenditures are expected to be approximately $17 million.
We retained $119 million in proceeds from the Partnership offering, the Haverhill and Middletown Dropdown and the January 2015 Granite City Dropdown to fund our environmental remediation projects to comply with the expected terms of a consent decree at the Haverhill and Granite City cokemaking operations. Pursuant to the omnibus agreement, any amounts that we spend on these projects in excess of the $119 million will be reimbursed by SunCoke. Prior to our formation, SunCoke spent approximately $7 million related to these projects. The Partnership has spent approximately $68 million to date and the remaining capital is expected to be spent through the first quarter of 2017.
Contractual Obligations
The following table summarizes our significant contractual obligations as of December 31, 2014:

		Payment Due Dates
	Total	2015	2016-2017	2018-2019	Thereafter
	(Dollars in millions)
Total Debt:
Principal	$400.0	$—	$—	$—	$400.0
Interest	155.0	30.5	61.0	61.0	2.5
Operating leases(1)	4.0	1.6	1.3	0.8	0.3
Purchase obligations:
Coal	262.2	262.2	—	—	—
Transportation and coal handling(2)	207.1	19.0	26.4	27.8	133.9
Other	9.0	0.9	1.8	1.8	4.5
Total	$1,037.3	$314.2	$90.5	$91.4	$541.2

(1)
Our operating leases include leases for office space, land, locomotives, office equipment and other property and equipment. Operating leases include all operating leases that have initial noncancelable terms in excess of one year.

(2)
Transportation and coal handling services consist primarily of railroad and terminal services attributable to delivery and handling of coke sales. Long-term commitments generally relate to locations for which limited transportation options exist and match the length of the related coke sales agreement.

A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our principal purchase obligations in the ordinary course of business consist of coal and transportation and coal handling services, including railroad services. Our coal purchase obligations are generally for terms of one or two years and are based on fixed prices. These purchase obligations generally include fixed or minimum volume requirements. Transportation and coal handling obligations also typically include required minimum volume commitments and are for long-term agreements. The purchase obligation amounts in the table above are based on the minimum quantities or services to be purchased at estimated prices to be paid based on current market conditions. Accordingly, the actual amounts may vary significantly from the estimates included in the table.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
Impact of Inflation
Although the impact of inflation has slowed in recent years, it is still a factor in the U.S. economy and may increase the cost to acquire or replace properties, plants, and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and existing agreements, we have generally passed along increased costs to our customers in the form of higher fees. We expect to continue this practice.
Critical Accounting Policies
The discussion and analysis of our financial condition and results of operations are based upon the combined and consolidated financial statements of SunCoke Energy Partners, L.P., which have been prepared in accordance with GAAP. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Estimates and assumptions are evaluated on a regular basis. We and our Predecessors base our respective estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which are not readily apparent from other sources. Actual results may differ from estimates and assumptions used in preparation of the combined and consolidated financial statements.
With the closing of our IPO, the historical combined financial statements of our pre-IPO predecessor became the combined and consolidated financial statements of SunCoke Energy Partners, L.P. Consequently, the critical accounting policies and estimates of our pre-IPO predecessor are the critical accounting policies and estimates of SunCoke Energy Partners, L.P. We believe these accounting policies reflect the more significant estimates and assumptions used in preparation of financial statements. Please read Note 2 to the SunCoke Energy Partners, L.P. audited historical combined and consolidated financial statements for a discussion of additional accounting policies, estimates and judgments made by its management.
Properties, Plants and Equipment
The cost of plants and equipment is generally depreciated on a straight-line basis over the estimated useful lives of the assets. Useful lives of assets which are depreciated on a straight-line basis are based on historical experience and are adjusted when changes in the expected physical life of the asset, its planned use, technological advances, or other factors show that a different life would be more appropriate. Changes in useful lives that do not result in the impairment of an asset are recognized prospectively.
Normal repairs and maintenance costs are expensed as incurred. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. Direct costs, such as outside labor, materials, internal payroll and benefit costs, incurred during the construction of a new facility are capitalized; indirect costs are not capitalized. Repairs and maintenance costs, which are generally reimbursed as part of the pass-through nature of our contracts, were $61.8 million, $49.7 million and $47.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.
Accounting for Impairment of Long-Lived Assets
Long-lived assets, other than those held for sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such events and circumstances include, among other factors: operating losses; unused capacity; market value declines; changes in the expected physical life of an asset; technological developments resulting in obsolescence; changes in demand for our products or in end-use goods manufactured by others utilizing our products as raw materials; changes in our business plans or those of our major customers, suppliers or other business partners; changes in competition and competitive practices; uncertainties associated with the U.S. and world economies; changes in the expected level of capital, operating or environmental remediation project expenditures; and changes in governmental regulations or actions. Additional factors impacting the economic viability of long-lived assets are described under “Cautionary Statement Concerning Forward-Looking Statements.”
A long-lived asset that is not held for sale is considered to be impaired when the undiscounted net cash flows expected to be generated by the asset are less than its carrying amount. Such estimated future cash flows are highly subjective and are based on numerous assumptions about future operations and market conditions. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset. It is also difficult to precisely estimate fair market value because quoted market prices for our long-lived assets may not be readily available. Therefore, fair market value is generally based on the present values of estimated future cash flows using discount rates commensurate with the risks associated with the assets being reviewed for impairment. We have had no significant asset impairments during the years ended December 31, 2014, 2013 and 2012.
Goodwill and Other Intangibles
Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is tested for impairment at least annually during the fourth quarter. All other intangible assets have finite useful lives and are amortized over their useful lives in a manner that reflects the pattern in which the economic benefit of the intangible asset is consumed. There was no impairment of goodwill or other intangibles during the periods presented.
Recent Accounting Standards
See Note 2 to the combined and consolidated financial statements.
Non-GAAP Financial Measures
In addition to the GAAP results provided in the Annual Report on Form 10-K, we have provided a non-GAAP financial measure, Adjusted EBITDA. Reconciliation from GAAP to the non-GAAP measurement is presented below.
Our management, as well as certain investors, use this non-GAAP measure to analyze our current and expected future financial performance. This measure is not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.
Adjusted EBITDA. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for sales discounts. Prior to the expiration of our nonconventional fuel tax credits in June 2012, EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses.
Management believes Adjusted EBITDA is an important measure of the operating performance of the Partnership's net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.
Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of operating performance, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool.
Operating Performance. Our management uses Adjusted EBITDA in a number of ways to assess our combined and consolidated financial and operating performance, and we believe this measure is helpful to management in identifying trends in our performance. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance while neutralizing the impact of capital structure on financial results. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.
Limitations. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest on or principal payments of our debt;

•	does not reflect certain other non-cash income and expenses;

•	excludes income taxes that may represent a reduction in available cash; and

•	includes net income attributable to noncontrolling interests.

We explain Adjusted EBITDA and reconcile this non-GAAP financial measure to our net income, which is its most directly comparable financial measure calculated and presented in accordance with GAAP.
Below is a reconciliation of Adjusted EBITDA to its closest GAAP measure:

	Years Ended December 30,
	2014	2013	2012
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P.	$130.9	$103.5	$—
Add: Adjusted EBITDA attributable to Predecessors(1)	38.3	39.6	174.0
Add: Adjusted EBITDA attributable to noncontrolling interest (2)	19.7	51.7	—
Adjusted EBITDA	$188.9	$194.8	$174.0
Subtract:
Depreciation and amortization expense	54.3	46.6	46.4
Interest expense, net	37.1	15.4	10.3
Income tax expense	10.5	1.8	23.3
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits (3)	(0.5)	6.8	11.2
Net income	$87.5	$124.2	$82.8

(1)	Reflects Granite City Adjusted EBITDA for all periods and Haverhill and Middletown Adjusted EBITDA for periods prior to the IPO.

(2)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes and depreciation.
(3) Sales discounts are related to nonconventional fuel tax credits, which expired in 2013. At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our customer at our Granite City facility. During the first quarter of 2014, we settled this obligation for 13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Combined and Consolidated Statement of Income.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
We have made forward-looking statements in this Annual Report on Form 10-K, including, among others, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. In particular, statements in this Annual Report on Form 10-K concerning future distributions are subject to approval by our Board of Directors and will be based upon circumstances then existing.
Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update any forward-looking statement (or its associated cautionary language), whether as a result of new information or future events, after the date of this Annual Report on Form 10-K, except as required by applicable law.
The risk factors discussed in “Risk Factors” could cause our results to differ materially from those expressed in forward-looking statements. There also may be other risks that we are unable to predict at this time. Such risks and uncertainties include, without limitation:

•	changes in levels of production, production capacity, pricing and/or margins for coal and coke;

•	variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers;

•	changes in the marketplace that may affect our coal logistics business, including the supply and demand for thermal and metallurgical coal;

•	changes in product specifications for the coke that we produce or the coals we blend, store and transport;

•	changes in the marketplace that may affect our cokemaking business, including the supply and demand for our coke products, and imports of coke from foreign producers;

•	competition from alternative steelmaking and other technologies with the potential to reduce or eliminate the use of coke;

•	our dependence on, relationships with, and other conditions affecting, our customers;

•	severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of a customer default or other event affecting our ability to collect payments from our customers;

•	volatility, cyclical downturns and other changes in the business climate in the coal market, the carbon steel industry and other industries affecting our customers or potential customers;

•	our ability to enter into new, or to renew existing, agreements upon favorable terms for the long-term supply of coke to steel producers and/or for coal logistics services;

•	our ability to consummate assets sales, other divestitures and strategic restructuring in a timely manner upon favorable terms, and/or realize the anticipated benefits from such actions;

•
our ability to identify and consummate acquisitions and investments, execute them under favorable terms, integrate them into our existing business operations, and have them perform at anticipated levels;

•	our ability to successfully implement our growth strategies;

•	our ability to enter into joint ventures and other similar arrangements under favorable terms;

•
age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our business operations, and in the operations of our subsidiaries, our major customers, our business partners and/or suppliers;

•	changes in the expected operating levels of our assets;

•	our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality standards in our coke sales agreements;

•	nonperformance or force majeure by, or disputes with, or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners;

•	availability of skilled employees for our cokemaking, and/or coal logistics operations, and other workplace factors;

•	effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions;

•
effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions);

•	changes in the availability and cost of equity and debt financing;

•	impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness;

•	changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures;

•	our indebtedness and certain covenants in our debt documents;

•	our ability to service our outstanding indebtedness;

•	our ability to comply with the restrictions imposed by our financing arrangements;

•	changes in credit terms required by our suppliers;

•	risks related to labor relations and workplace safety;

•	changes in, or new, statutes, regulations, rules, governmental policies and taxes, or their interpretations, including those relating to environmental matters;

•	the existence of hazardous substances or other environmental contamination on property owned or used by us;

•	the availability of future permits authorizing the disposition of hazardous waste and other waste from our operations;

•	claims of noncompliance with any statutory and regulatory requirements;

•	the accuracy of our estimates of necessary reclamation and/or remediation activities;

•	changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings;

•	the unreliability of historical combined financial data as an indicator of future results;

•	public company costs;

•	our ability to secure new agreements for the supply, transportation and/or storage of coal, or to renew such existing agreements;

•	our ability to obtain and renew required permits, and the availability and cost of any surety bonds necessary for our business operations ;

•	receipt of regulatory approvals and compliance with contractual obligations required in connection with our business operations;

•	changes in insurance markets impacting cost, level and/or types of coverages available, and the financial ability of our insurers to meet their obligations;

•	changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or other matters; and

•	effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control.
The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward -looking statement made by us. Other factors not discussed herein also could have material adverse effects on us. All forward -looking statements included in this Annual Report on Form 10-K are expressly qualified in their entirety by the foregoing cautionary statements.

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders
SunCoke Energy Partners, L.P.

We have audited the accompanying combined and consolidated balance sheets of SunCoke Energy Partners, L.P. as of December 31, 2014 and 2013 and the related combined and consolidated statements of income, cash flows and equity for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of SunCoke Energy Partners, L.P. at December 31, 2014 and 2013 and the related combined and consolidated results its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Chicago, Illinois
April 30, 2015

SunCoke Energy Partners, L.P.
Combined and Consolidated Statements of Income

	Years Ended December 31,
	2014	2013	2012
	(Dollars and units in millions, except per unit amounts)
Revenues
Sales and other operating revenue	$873.0	$931.7	$1,013.9
Costs and operating expenses
Cost of products sold and operating expenses	656.3	715.4	821.1
Selling, general and administrative expenses	27.3	28.3	30.0
Depreciation and amortization expense	54.3	46.6	46.4
Total costs and operating expenses	737.9	790.3	897.5
Operating income	135.1	141.4	116.4
Interest expense, net	37.1	15.4	10.3
Income before income tax expense	98.0	126.0	106.1
Income tax expense	10.5	1.8	23.3
Net income	$87.5	$124.2	$82.8
Less: Net income attributable to noncontrolling interests	15.7	40.8	—
Net income attributable to SunCoke Energy Partners, L.P./ Predecessors	71.8	83.4	82.8
Less: Net income attributable to Predecessors	15.8	24.8	82.8
Net income attributable to SunCoke Energy Partners, L.P.	$56.0	$58.6	$—

General partner's interest in net income	$18.2	$26.4
Limited partners' interest in net income	$53.6	$57.0
Net income per common unit (basic and diluted)	$1.58	$1.81
Net income per subordinated unit (basic and diluted)	$1.43	$1.81
Weighted average common units outstanding (basic and diluted)	19.7	15.7
Weighted average subordinated units outstanding (basic and diluted)	15.7	15.7

(See Accompanying Notes)

SunCoke Energy Partners, L.P.
Combined and Consolidated Balance Sheets

	December 31,
	2014	2013
	(Dollars in millions)
Assets
Cash and cash equivalents	$33.3	$46.3
Receivables	36.3	26.2
Receivables from affiliates, net	3.1	6.4
Inventories	90.4	81.0
Other current assets	1.5	1.7
Total current assets	164.6	161.6
Properties, plants and equipment, net	1,213.4	1,199.7
Goodwill and other intangible assets, net	15.1	16.0
Deferred income taxes	21.6	32.0
Deferred charges and other assets	2.3	—
Total assets	$1,417.0	$1,409.3
Liabilities and Equity
Accounts payable	$61.1	$79.4
Accrued liabilities	11.2	24.6
Short-term debt	—	40.0
Interest payable	12.3	4.6
Total current liabilities	84.6	148.6
Long-term debt	399.0	143.2
Other deferred credits and liabilities	6.7	5.7
Total liabilities	490.3	297.5
Equity
Held by public:
Common units (16,789,164 and 13,503,456 units issued at December 31, 2014 and 2013, respectively)	239.1	240.8
Held by parent:
Common units (4,904,752 and 2,209,697 units issued at December 31, 2014 and 2013, respectively)	113.8	41.0
Subordinated units (15,709,697 units issued at December 31, 2014 and 2013, respectively)	203.7	290.4
General partner interest	9.2	8.3
Parent net equity	349.8	347.1
Partners’ capital attributable to SunCoke Energy Partners, L.P. / parent net equity	915.6	927.6
Noncontrolling interest	11.1	184.2
Total equity	926.7	1,111.8
Total liabilities and equity	$1,417.0	$1,409.3

(See Accompanying Notes)

SunCoke Energy Partners, L.P.
Combined and Consolidated Statements of Cash Flows

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$87.5	$124.2	$82.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	54.3	46.6	46.4
Deferred income tax expense	10.5	1.8	23.3
Loss on extinguishment/modification of debt	15.4	—	—
Changes in working capital pertaining to operating activities:
Receivables	(10.1)	(24.0)	(2.3)
Receivables from affiliate, net	3.3	(6.4)	—
Inventories	(9.4)	14.7	8.1
Accounts payable	(18.4)	22.6	(37.6)
Accrued liabilities	(13.3)	(23.8)	8.7
Interest payable	7.7	4.6	—
Other	(1.0)	5.5	0.9
Net cash provided by operating activities	126.5	165.8	130.3
Cash Flows from Investing Activities:
Capital expenditures	(67.6)	(46.2)	(22.8)
Acquisitions of business, net of cash acquired	—	(113.3)	—
Net cash used in investing activities	(67.6)	(159.5)	(22.8)
Cash Flows from Financing Activities:
Proceeds from issuance of common units, net of offering costs	90.5	231.8	—
Proceeds from issuance of long-term debt	268.1	150.0	—
Repayment of long-term debt	(276.3)	(225.0)	—
Debt issuance costs	(5.8)	(6.8)	—
Proceeds from revolving credit facility	40.0	40.0	—
Repayment of revolving credit facility	(80.0)	—	—
Distributions to unitholders (public and parent)	(74.7)	(37.2)	—
Distributions to noncontrolling interest (SunCoke Energy, Inc.)	(20.9)	(82.9)	—
Capital contribution from SunCoke Energy Partners GP LLC	0.3	0.9	—
Net transfers to parent	(13.1)	(30.8)	(107.5)
Net cash (used in) provided by financing activities	(71.9)	40.0	(107.5)
Net (decrease) increase in cash and cash equivalents	(13.0)	46.3	—
Cash and cash equivalents at beginning of year	46.3	—	—
Cash and cash equivalents at end of year	$33.3	$46.3	$—

(See Accompanying Notes)

SunCoke Energy Partners, L.P.
Combined and Consolidated Statements of Equity

		Partnership
	Predecessor/Parent net equity	Common - Public	Common - SunCoke	Subordinated - SunCoke	General Partner - SunCoke	Non- controlling Interest	Total
	(Dollars in millions)
At December 31, 2011	$983.0	$—	$—	$—	$—	$—	$983.0
Net income	82.8	—	—	—	—	—	82.8
Net decrease in parent net equity	(107.5)	—	—	—	—	—	(107.5)
At December 31, 2012	$958.3	$—	$—	$—	$—	$—	$958.3
Pre-IPO predecessor net assets not assumed by SunCoke Energy Partners, L.P.	(52.6)	—	—	—	—	—	(52.6)
Allocation of 65 percent of Haverhill/Middletown net parent investment to unitholders	(359.3)	—	43.5	308.6	7.2	—	—
SunCoke Energy, Inc. 35 percent retained interest in Haverhill and Middletown	(193.3)	—	—	—	—	193.3	—
Proceeds from initial public offering, net of offering expenses	—	231.8	—	—	—	—	231.8
Net income	24.8	24.5	4.0	28.5	1.6	40.8	124.2
Unit-based compensation expense	—	0.1	—	—	—	—	0.1
Capital contribution from SunCoke Energy Partners GP LLC	—	—	—	—	0.9	—	0.9
Distributions to SunCoke Energy, Inc.	—	—	(3.9)	(28.5)	(0.6)	(49.9)	(82.9)
Distributions to unitholders	—	(15.6)	(2.6)	(18.2)	(0.8)	—	(37.2)
Net decrease in parent net equity	(30.8)	—	—	—	—	—	(30.8)
At December 31, 2013	$347.1	$240.8	$41.0	$290.4	$8.3	$184.2	$1,111.8
Net income	15.8	23.8	6.2	23.6	2.4	15.7	87.5
Distributions to unitholders	—	(32.3)	(8.6)	(31.7)	(2.1)	—	(74.7)
Distributions to noncontrolling interest	—	—	—	—	—	(17.5)	(17.5)
Proceeds from equity issuance to public unitholders	—	90.5					90.5
Acquisition of additional interest in Haverhill and Middletown:							—
Issuances of units	—	—	80.0	—	3.3	—	83.3
Cash payment	—	(1.6)	(0.2)	(1.5)	(0.1)	—	(3.4)
Adjustments to equity related to the acquisition	—	(82.1)	(4.6)	(77.1)	(2.9)	(171.3)	(338.0)
Capital contribution	—	—	—	—	0.3	—	0.3
Net decrease in parent net equity	(13.1)	—	—	—	—	—	(13.1)
At December 31, 2014	$349.8	$239.1	$113.8	$203.7	$9.2	$11.1	$926.7

(See Accompanying Notes)

SunCoke Energy Partners, L.P.
Notes to Combined and Consolidated Financial Statements
1. General
Description of Business and Basis of Presentation
SunCoke Energy Partners, L.P., (the "Partnership", "we", "our", and "us"), is a Delaware limited partnership formed in July 2012, which primarily manufactures coke used in the blast furnace production of steel. On January 24, 2013, we completed the initial public offering ("IPO") of our common units representing limited partner interests. In connection with the IPO, we acquired from SunCoke Energy, Inc. ("SunCoke") a 65 percent interest in each of Haverhill Coke Company LLC ("Haverhill") and Middletown Coke Company, LLC ("Middletown") and the cokemaking facilities and related assets held by Haverhill and Middletown. On May 9, 2014, we completed the acquisition of an additional 33 percent interest in the Haverhill and Middletown cokemaking facilities for a total transaction value of $365.0 million. See Note 4. At December 31, 2014, SunCoke owns the remaining 2 percent interest in each of Haverhill and Middletown, and, through its subsidiary, owns a 54.0 percent partnership interest in us and all of our incentive distribution rights and indirectly owns and controls our general partner, which holds a 2.0 percent general partner interest in us.
On January 13, 2015, the Partnership acquired a 75 percent interest in SunCoke's Gateway Energy and Coke Company, LLC ("Granite City") cokemaking facility for a total transaction value of $245.0 million (the "Granite City Dropdown"). The remaining 25 percent interest continues to be owned by SunCoke. See Note 4. Subsequent to the Granite City Dropdown, SunCoke, through its subsidiary, owns a 56.1 percent partnership interest in us and all of our incentive distribution rights and indirectly owns and controls our general partner, which holds a 2.0 percent general partner interest in us. As discussed further below, the Granite City Dropdown was a transfer of a business between entities under common control. Accordingly, our historical financial information has been retrospectively adjusted to include Granite City’s historical results and financial position for all periods presented.
Coke is a principal raw material in the blast furnace steelmaking process. Coke is generally produced by heating metallurgical coal in a refractory oven, which releases certain volatile components from the coal, thus transforming the coal into coke. Our cokemaking ovens utilize efficient, modern heat recovery technology designed to combust the coal’s volatile components liberated during the cokemaking process and use the resulting heat to create steam or electricity for sale. This differs from by-product cokemaking which seeks to repurpose the coal’s liberated volatile components for other uses. We believe that heat recovery technology has several advantages over the alternative by-product cokemaking process, including producing higher quality coke, using waste heat to generate steam or electricity for sale and reducing environmental impact. We license this advanced heat recovery cokemaking process from SunCoke.
The Granite City facility and the first phase of the Haverhill facility, or Haverhill 1, have steam generation facilities which use hot flue gas from the cokemaking process to produce steam for sale to customers pursuant to steam supply and purchase agreements. Granite City and Haverhill 1 sell steam to third-parties. The Middletown facility and the second phase of the Haverhill facility, or Haverhill 2, have cogeneration plants that use the hot flue gas created by the cokemaking process to generate electricity, which is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.
We also provide coal handling and blending services with our Coal Logistics business. Our terminal located in East Chicago, Indiana, SunCoke Lake Terminal, LLC ("Lake Terminal") provides coal handling and blending services to SunCoke's Indiana Harbor cokemaking operations. Kanawha River Terminals ("KRT") is a leading metallurgical and thermal coal blending and handling terminal service provider with collective capacity to blend and transload 30 million tons of coal annually through its operations in West Virginia and Kentucky. Coal is transported from the mine site in numerous ways, including rail, truck, barge or ship. Our coal terminals act as intermediaries between coal producers and coal end users by providing transloading, storage and blending services. We do not take possession of coal in our Coal Logistics business, but instead earn revenue by providing coal handling and blending services to our customers on a fee per ton basis. We provide blending and handling services to steel, coke (including some of our domestic cokemaking facilities), electric utility and coal producing customers. See Note 4.
The Granite City Dropdown was a transfer of a business between entities under common control, which is required to be accounted for as if the transfer occurred at the beginning of the period of transfer. Prior periods have been retrospectively adjusted to furnish comparative information.  Accordingly, the accompanying financial statements and notes have been retrospectively adjusted to include the historical results and financial position of Granite City. See Note 4.
The combined financial statements for periods prior to the IPO are the results of our predecessor for accounting purposes and include the operations of Haverhill, Middletown and Granite City. We refer to our pre-IPO predecessor and the operations of Granite City prior to the Granite City Dropdown on January 13, 2015 collectively as our “Predecessors.” The combined financial statements of our Predecessors reflect the combined historical results of operations, financial position and cash flows of our Predecessors as if such businesses had been combined for all periods presented and were prepared using SunCoke’s historical basis in the assets and liabilities of the Predecessors. The combined financial statements include all revenues, costs, assets and liabilities attributed to the Predecessors after the elimination of all intercompany accounts and transactions.
All financial information presented for the periods after the IPO represents the consolidated results of operations, financial position and cash flows of the Partnership giving retrospective effect to the combined results of operations, financial position and cash flows of the Granite City operations. Accordingly:

•
Our combined and consolidated statements of income and cash flows for the years ended December 31, 2014 and 2013 consists of the consolidated results of the Partnership for the period from January 24, 2013 through December 31, 2014, the combined results of our pre-IPO predecessor for the period from January 1, 2013 through January 24, 2013, and the combined results of Granite City for the entire years of 2013 and 2014.  Our combined statements of income and cash flows for the year ended December 31, 2012 consists entirely of the combined activity of our Predecessors.

•	Our combined and consolidated balance sheet at December 31, 2014 and 2013 consists of the consolidated balances of the Partnership and the combined balances of Granite City.

•
Our combined and consolidated statement of equity for the years ended December 31, 2014 and 2013 consists of the consolidated activity of the Partnership completed at and subsequent to the IPO on January 24, 2013 through December 31, 2014, the combined activity of our pre-IPO predecessor for the period from January 1, 2013 through January 24, 2013, and the combined activity of Granite City for the entire years of 2013 and 2014.  Our combined statement of equity for the year ended December 31, 2012 consists entirely of the combined activity of our Predecessors.

Prior to their acquisitions by the Partnership, the Predecessors participated in centralized financing and cash management programs not maintained at the Predecessors’ levels. Accordingly, none of SunCoke’s cash or interest income has been assigned to the Predecessors in the combined financial statements. Advances between the Predecessors and SunCoke that are specifically related to the Predecessors have been reflected in the combined financial statements. Transfers of cash to and from SunCoke’s financing and cash management program are reflected as a component of parent net equity on the Combined and Consolidated Balance Sheets. The Granite City Dropdown did not impact historical earnings per unit as pre-acquisition earnings were allocated to our general partner.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the combined and consolidated financial statements and accompanying notes. Actual amounts could differ from these estimates.
Revenue Recognition
The Partnership sells coke as well as steam and electricity and also provides coal blending and handling services to third-party customers. Revenues related to the sale of products are recognized when title passes, while service revenues are recognized when services are provided as defined by customer contracts. Revenues are not recognized until sales prices are fixed or determinable and collectability is reasonably assured.
Substantially all of the coke produced by the Partnership is sold pursuant to long-term contracts with its customers. The Partnership evaluates each of its contracts to determine whether the arrangement contains a lease under the applicable accounting standards. If the specific facts and circumstances indicate that it is remote that parties other than the contracted customer will take more than a minor amount of the coke that will be produced by the property, plant and equipment during the term of the coke supply agreement, and the price that the customer is paying for the coke is neither contractually fixed per unit nor equal to the current market price per unit at the time of delivery, then the long-term contract is deemed to contain a lease. The lease component of the price of coke represents the rental payment for the use of the property, plant and equipment, and all such payments are accounted for as contingent rentals as they are only earned by the Partnership when the coke is delivered and title passes to the customer. The total amount of revenue recognized by the Partnership for these contingent rentals represents less than 10 percent of sales and other operating revenues for each of the years ended December 31, 2014, 2013 and 2012.
Cash Equivalents
The Partnership considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist principally of time deposits and money market investments.

Inventories
Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method, except for materials and supplies inventory, which are determined using the average-cost method.
The Partnership utilizes the selling prices under its long-term coke supply contracts to record lower of cost or market inventory adjustments.
Properties, Plants and Equipment, Net
Plants and equipment are depreciated on a straight-line basis over their estimated useful lives. Coke and energy plant, machinery and equipment are depreciated over 25 to 30 years. Coal logistics plant and equipment are depreciated over 15 to 20 years. Depreciation is excluded from cost of products sold and operating expenses and is presented separately in the Combined and Consolidated Statements of Income. Gains and losses on the disposal or retirement of fixed assets are reflected in earnings when the assets are sold or retired. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. The Company has recorded capitalized interest costs related to its environmental remediation project (see Note 15) of $3.2 million, $1.0 million, and $0.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. Direct costs, such as outside labor, materials, internal payroll and benefits costs, incurred during the construction of a new facility are capitalized; indirect costs are not capitalized. Normal repairs and maintenance costs are expensed as incurred.
Asset Retirement Obligations
The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the asset and depreciated over its remaining estimated useful life. At December 31, 2014 and 2013, the Predecessors had asset retirement obligations of $5.3 million and $4.9 million, respectively, primarily related to costs associated with restoring land to its original state, which are included in other deferred credits and liabilities on the Combined and Consolidated Balance Sheet.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such events and circumstances include, among other factors: operating losses; unused capacity; market value declines; changes in the expected physical life of an asset; technological developments resulting in obsolescence; changes in demand for our products or in end-use goods manufactured by others utilizing our products as raw materials; changes in our business plans or those of our major customers, suppliers or other business partners; changes in competition and competitive practices; uncertainties associated with the U.S. and world economies; changes in the expected level of capital, operating or environmental remediation project expenditures; and changes in governmental regulations or actions.
A long-lived asset is considered to be impaired when the undiscounted net cash flows expected to be generated by the asset are less than its carrying amount. Such estimated future cash flows are highly subjective and are based on numerous assumptions about future operations and market conditions. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset. It is also difficult to precisely estimate fair market value because quoted market prices for our long-lived assets may not be readily available. Therefore, fair market value is generally based on the present values of estimated future cash flows using discount rates commensurate with the risks associated with the assets being reviewed for impairment. We have had no significant asset impairments during the years ended December 31, 2014, 2013 and 2012.
Goodwill and Other Intangibles
Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is tested for impairment at least annually during the fourth quarter. All other intangible assets have finite useful lives and are amortized over their useful lives in a manner that reflects the pattern in which the economic benefit of the intangible asset is consumed. There was no impairment of goodwill or other intangibles during the periods presented. See Note 12.
Shipping and Handling Costs
Shipping and handling costs are included in cost of products sold and operating expenses.
Fair Value Measurements
The Partnership determines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, the Partnership utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3)

within the fair value hierarchy included in current accounting guidance. The Partnership generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.
Recently Issued Pronouncements
In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2015-03, "Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost." ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. It is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. The Company early adopted this ASU during the first quarter of 2015. See Note 14.
In February 2015, the FASB issued ASU 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU 2015-02 eliminates the deferral of FASB Statement No. 167, "Amendments to FASB Interpretation No. 46(R)," and makes changes to both the variable interest model and the voting model. It is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. The Company does not expect this ASU to have a material effect on the Company's financial condition, results of operations, or cash flows.
In January 2015, the FASB issued ASU 2015-01, "Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items". ASU 2015-01 eliminates the concept of extraordinary items from GAAP. It is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. The Partnership does not expect this ASU to have a material effect on the Partnership's financial condition, results of operations, or cash flows.
In November 2014, the FASB issued ASU 2014-16, "Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity". ASU 2014-16 provides guidance to entities about how to determine the nature of the host contract by considering all terms and features of the hybrid financial instrument. It is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. The Partnership does not expect this ASU to have a material effect on the Partnership's financial condition, results of operations, or cash flows.
In November 2014, the FASB issued ASU 2014-17, "Business Combinations (Topic 805): Pushdown Accounting". ASU 2014-17 provides guidance on whether and at what threshold an acquired entity can apply pushdown accounting in its separate financial statements. It is effective on November 18, 2014. The Partnership does not expect this ASU to have a material effect on the Partnership's financial condition, results of operations, or cash flows.
In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements-Going Concern". This ASU is intended to define management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and to provide related footnote disclosures. It is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Partnership does not expect this ASU to have a material effect on the Partnership's financial condition, results of operations, and cash flows.
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which provides guidance for revenue recognition. Under this ASU, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.  The guidance also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Partnership is currently reviewing the provisions of ASU 2014-09 but does not expect this ASU to have a material effect on the Partnership's financial condition, results of operations, and cash flows.
In April 2014, FASB issued ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014 with early adoption permitted. The application of this guidance is prospective from the date of adoption and applies only to disposals (or new classifications to held for sale) that have not been reported as discontinued operations in previously issued financial statements. The Partnership does not expect this ASU to have a material effect on the Partnership's financial condition, results of operations, and cash flows.

Labor Concentrations
We are managed and operated by the officers of our general partner. Our operating personnel are employees of our operating subsidiaries. Our operating subsidiaries, including Granite City, had approximately 562 employees at December 31, 2014. Approximately 35 percent of our operating subsidiaries' employees are represented by the United Steelworkers. Additionally, approximately 5 percent are represented by the International Union of Operating Engineers. The labor agreement at the Haverhill cokemaking facility expires on October 31, 2015. We will be working on the renewal of this agreement in 2015 and do not anticipate any work stoppages.
3. Initial Public Offering
Initial Public Offering
On January 23, 2013, in anticipation of the closing of the IPO, we entered into a contribution agreement with Sun Coal & Coke, a subsidiary of SunCoke, and our general partner (the "Contribution Agreement"). Pursuant to the Contribution Agreement, upon the closing of the IPO on January 24, 2013, Sun Coal & Coke contributed to us an interest in each of Haverhill and Middletown which resulted in our owning a 65 percent interest in each of Haverhill and Middletown. In exchange, our general partner continued to hold a 2.0 percent general partner interest in us and we issued to our general partner incentive distribution rights ("IDRs") in us. We also issued to Sun Coal & Coke 2,209,697 common units and 15,709,697 subordinated units.
In conjunction with the closing of the IPO, we sold 13,500,000 common units, representing a 42.1 percent partnership interest, to the public at an initial public offering price of $19.00 per common unit. Gross proceeds from the offering were approximately $256.5 million and net proceeds were approximately $231.8 million after deducting underwriting discounts and offering expenses of $24.7 million, $6.0 million of which were paid by SunCoke in 2012 and reimbursed by us upon the closing of the IPO. We assumed and repaid $225.0 million of SunCoke's term loan debt, and we retained $67.0 million for environmental remediation project expenditures of Haverhill and Middletown, $12.4 million for sales discounts related to tax credits owed to customers of Haverhill, and $39.6 million to replenish our working capital. We used a portion of the net proceeds from the IPO and the concurrent issuance and sale of senior notes discussed below to make a distribution of $33.1 million to SunCoke to, in effect, reimburse SunCoke for expenditures made during the two-year period prior to the IPO for the expansion and improvement of certain assets, an interest in which SunCoke contributed to us in connection with the IPO pursuant to the Contribution Agreement described above.
Concurrent with the closing of the IPO, we and SunCoke Energy Partners Finance Corp., a Delaware corporation and a wholly owned subsidiary of ours, as co-issuers, issued $150.0 million aggregate principal amount of 7.375 percent senior notes ("Partnership Notes") due in 2020 in a private placement to eligible purchasers. The Partnership Notes are the senior unsecured obligations of the co-issuers and are guaranteed on a senior unsecured basis by each of our existing and certain future subsidiaries other than SunCoke Energy Partners Finance Corp. We received net proceeds of approximately $146.3 million, net of debt issuance costs of $3.7 million, from the offering of the Partnership Notes. We also incurred $2.2 million of debt issuance costs related to entering into a revolving credit facility. See Note 14.
Omnibus Agreement
In connection with the closing of the IPO, we entered into an omnibus agreement with SunCoke and our general partner that addresses certain aspects of our relationship with them, including:
Business Opportunities. We have preferential rights to invest in, acquire and construct cokemaking facilities in the United States ("U.S.") and Canada. SunCoke has preferential rights to all other business opportunities.
Potential Defaults by Coke Agreement Counterparties. For a period of five years from the closing date of the IPO, SunCoke has agreed to make us whole (including an obligation to pay for coke) to the extent (i) AK Steel exercises the early termination right provided in its Haverhill coke sales agreement, (ii) any customer fails to purchase coke or defaults in payment under its coke sales agreement (other than by reason of force majeure or our default) or (iii) we amend a coke sales agreement's terms to reduce a customer's purchase obligation as a result of the customer's financial distress. We and SunCoke will share in any damages and other amounts recovered from third parties arising from such events in proportion to our relative losses.
During 2013, SunCoke cooperated with AK Steel on its projected second half of 2013 coke needs after a blast furnace outage at their Middletown plant in the second quarter of 2013. Specifically, due to this outage, SunCoke agreed to manage production at the Haverhill cokemaking facility to be consistent with annual contract maximums and to temporarily scale back coke production at the Middletown facility to name plate capacity levels in the second half of 2013. As a result, pursuant to this omnibus agreement, SunCoke, through the general partner, made capital contributions of $0.9 million to us during 2013.
Environmental Indemnity. SunCoke will indemnify us to the full extent of any remediation at the Haverhill and Middletown cokemaking facilities arising from any environmental matter discovered and identified as requiring remediation prior to the closing of the IPO. SunCoke contributed $67.0 million in partial satisfaction of this obligation from the proceeds of the IPO and an additional $7.0 million in connection with the Haverhill and Middletown Dropdown. See Note 4. SunCoke also has agreed to indemnify us to the full extent of any required remediation at the Granite City cokemaking facility arising from any environmental matter discovered and identified as requiring remediation prior to the Granite City Dropdown. SunCoke has contributed $45.0 million in partial satisfaction of this obligation. See Note 4. If, prior to the fifth anniversary of the closing of the IPO, a pre-existing environmental matter is identified as requiring remediation, SunCoke will indemnify us for up to $50.0 million of any such remediation costs (we will bear the first $5.0 million of any such costs).
Other Indemnification. SunCoke will fully indemnify us with respect to any additional tax liability related to periods prior to or in connection with the closing of the IPO or the Granite City Dropdown to the extent not currently presented on the combined and consolidated balance sheet. Additionally, SunCoke will either cure or fully indemnify us for losses resulting from any material title defects at the properties owned by the entities acquired in connection with the closing of the IPO or the Granite City Dropdown to the extent that those defects interfere with or could reasonably be expected to interfere with the operations of the related cokemaking facilities. We will indemnify SunCoke for events relating to our operations except to the extent that we are entitled to indemnification by SunCoke.
License. SunCoke has granted us a royalty-free license to use the name “SunCoke” and related marks. Additionally, SunCoke has granted us a non-exclusive right to use all of SunCoke's current and future cokemaking and related technology. We have not paid and will not pay a separate license fee for the rights we receive under the license.
Expenses and Reimbursement. SunCoke will continue to provide us with certain corporate and other services, and we will reimburse SunCoke for all direct costs and expenses incurred on our behalf and a portion of corporate and other costs and expenses attributable to our operations. Additionally, we paid all fees in connection with our senior notes offering and our revolving credit facility and have agreed to pay all additional fees in connection with any future financing arrangement entered into for the purpose of replacing credit facility or the senior notes.
So long as SunCoke controls our general partner, the omnibus agreement will remain in full force and effect unless mutually terminated by the parties. If SunCoke ceases to control our general partner, the omnibus agreement will terminate, but our rights to indemnification and use of SunCoke's existing cokemaking and related technology will survive. The omnibus agreement can be amended by written agreement of all parties to the agreement, but we may not agree to any amendment that would, in the reasonable discretion of our general partner, be adverse in any material respect to the holders of our common units without prior approval of the conflicts committee.
4. Acquisitions
Granite City Dropdown
On January 13, 2015, the Partnership acquired a 75 percent interest in SunCoke's Gateway Energy and Coke Company, LLC ("Granite City") cokemaking facility for a total transaction value of $245.0 million (the "Granite City Dropdown"). The remaining 25 percent interest continues to be owned by SunCoke. The Granite City cokemaking facility, which began operations in 2009, has annual cokemaking capacity of 650 thousand tons and produces super-heated steam for power generation. Both the coke and power are provided to U.S. Steel under a long-term take-or-pay contract that expires in 2025. In connection with this agreement, the Partnership issued common units totaling approximately $50.7 million and $1.0 million of general partner interests to SunCoke. In addition, the Partnership assumed and repaid $135.0 million principal amount of SunCoke’s outstanding 7.625 percent senior notes and paid $5.6 million of accrued interest and $7.7 million of redemption premium in connection therewith. To fund this debt assumption and redemption, the Partnership issued $200.0 million of add-on 7.375 percent unsecured senior notes. The remaining cash of $45.0 million was used to pre-fund SunCoke’s obligation to indemnify the Partnership for the anticipated cost of an environmental project at Granite City, pay transaction costs, and for general partnership purposes. The Granite City Dropdown was a transfer of businesses between entities under common control. Accordingly, our historical financial information has been retrospectively adjusted to include Granite City’s historical results and financial position for all periods presented.
Haverhill and Middletown Dropdown
On May 9, 2014, we completed the acquisition of an additional 33 percent interest in the Haverhill and Middletown cokemaking facilities for a total transaction value of $365.0 million (the "Haverhill and Middletown Dropdown"). The terms of the contribution agreement and the acquisition of the interests in Haverhill and Middletown were approved by the conflicts committee of our general partner’s Board of Directors, which consists entirely of independent directors.
The results of the Haverhill and Middletown operations are consolidated in the combined and consolidated financial statements of the Partnership for all periods presented and any interest in the Haverhill and Middletown operations retained by Sun Coal & Coke is recorded as a noncontrolling interest of the Partnership. Sun Coal & Coke retained a 35 percent interest in Haverhill and Middletown prior to the dropdown and a 2 percent interest in Haverhill and Middletown subsequent to the dropdown. We accounted for the Haverhill and Middletown Dropdown as an equity transaction, which resulted in a $171.3 million reduction to noncontrolling interest for the additional 33 percent interest acquired by the Partnership. Partnership equity was decreased for the difference between the consideration discussed below and the $171.3 million of noncontrolling interest acquired.
Total transaction value for the Haverhill and Middletown Dropdown included $3.4 million of cash to SunCoke, 2.7 million common units totaling $80.0 million issued to SunCoke and $3.3 million of general partner interests issued to SunCoke. We retained $7.0 million of the transaction value to pre-fund SunCoke’s obligation to indemnify us for the anticipated cost of the environmental remediation project at Haverhill, which did not impact Partnership equity. In addition, we assumed and repaid approximately $271.3 million of outstanding SunCoke debt and other liabilities, which included a market premium of $11.4 million to complete the tender of certain debt. The market premium was included in Partnership net income. In conjunction with the assumption of this debt, the Partnership also assumed the related debt issuance costs and debt discount, which were included in the adjustments to equity related to the acquisition in the Combined and Consolidated Statement of Equity.
We funded the Haverhill and Middletown Dropdown with $88.7 million of net proceeds from the sale of 3.2 million common units to the public, which was completed on April 30, 2014, and approximately $263.1 million of gross proceeds from the issuance of $250.0 million aggregate principal amount of 7.375 percent Partnership Notes due in 2020 through a private placement on May 9, 2014. In conjunction with the new senior notes, the Partnership incurred debt issuance costs of $4.9 million, $0.9 million of which was considered a modification of debt and was included in other operating cash flows in the Combined and Consolidated Statement of Cash Flows with the remainder included in financing cash flows. In addition, the Partnership received $5.0 million to fund interest from February 1, 2014 to May 9, 2014, the period prior to the issuance. This interest was paid to noteholders on August 1, 2014.
As Haverhill and Middletown were consolidated both prior to and subsequent to the Haverhill and Middletown Dropdown, the only impact on our Combined and Consolidated Statement of Cash Flows was the related financing activities discussed above.
In conjunction with the closing of the Haverhill and Middletown Dropdown, the Partnership also increased its revolving credit facility by an additional $100.0 million to $250.0 million and extended its maturity date from January 2018 to May 2019. The Partnership paid $1.8 million in fees related to the revolving credit facility amendment, which were included in financing cash flows in the Combined and Consolidated Statement of Cash Flows. See Note 14.
The table below summarizes the effects of the changes in the Partnership’s ownership interest in Haverhill and Middletown on the Partnership’s equity.

Year Ended December 31, 2014
(Dollars in millions)
Net income attributable to SunCoke Energy Partners, L.P.	56.0
Change in SunCoke Energy Partners, L.P. partnership equity for the purchase of an additional 33.0 percent interest in Haverhill and Middletown	(170.1)
Change from net income attributable to SunCoke Energy Partners, L.P. and transfers to noncontrolling interest	$(114.1)
SunCoke Lake Terminal LLC
On August 30, 2013, the Partnership completed its acquisition of the assets and business operations of Lakeshore Coal Handling Corporation ("Lakeshore"), now called SunCoke Lake Terminal LLC ("Lake Terminal") for $28.6 million. Prior to the acquisition, the entity that owns SunCoke's Indiana Harbor cokemaking operations was a customer of Lakeshore and held the purchase rights to Lakeshore. Concurrent with the closing of the transaction, the Partnership paid $1.8 million to DTE Energy Company, the third party investor owning a 15 percent interest in the entity that owns Indiana Harbor, in consideration for assigning its share of the Lake Terminal buyout rights to the Partnership. The Partnership recognized this payment in selling, general, and administrative expenses on the Combined and Consolidated Statement of Income during 2014.
Located in East Chicago, Indiana, Lake Terminal does not take possession of coal but instead derives its revenue by providing coal handing and blending services to its customers on a per ton basis. Lake Terminal has and will continue to provide coal handling and blending services to SunCoke's Indiana Harbor cokemaking operations. In September 2013, Lake Terminal and Indiana Harbor entered into a new 10-year contract with terms equivalent to those of an arm's-length transaction.

The following table summarizes the consideration paid for Lake Terminal and the fair value of the assets acquired at the acquisition date (dollars in millions):

Consideration:
Cash	$28.6
Recognized amounts of identifiable assets acquired and liabilities assumed:
Plant, property and equipment	25.9
Inventory	2.7
Total	$28.6
The results of Lake Terminal have been included in the combined and consolidated financial statements since the acquisition date and are included in the Coal Logistics segment. The acquisition of Lake Terminal increased revenues by $13.4 million and $4.6 million and operating income by $1.7 million and $1.9 million for the years ended December 31, 2014 and 2013, respectively. The acquisition of Lake Terminal is not material to the Partnership's combined and consolidated financial statements; therefore, pro forma information has not been presented.
Kanawha River Terminal LLC
On October 1, 2013, the Partnership acquired Kanawha River Terminals ("KRT") for $84.7 million, utilizing $44.7 million of available cash and $40.0 million of borrowings under its existing revolving credit facility. KRT is a leading metallurgical and thermal coal blending and handling service provider with collective capacity to blend and transload 30 million tons of coal annually through its operations in West Virginia and Kentucky. KRT has and will continue to provide coal handling and blending services to third parties as well as the Partnership's Middletown cokemaking operations and certain other SunCoke facilities under contract with terms equivalent to those of an arm's-length transaction. This acquisition is part of the Partnership’s strategy to grow through adjacent business lines. The goodwill of $8.2 million arising from the acquisition is primarily due to the strategic location of KRT’s operations.
The following table summarizes the consideration paid for KRT and the fair value of assets acquired and liabilities assumed at the acquisition date (dollars in millions):

Consideration:
Cash	$84.7
Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets	5.2
Plant, property and equipment	67.2
Intangible assets	7.9
Current liabilities	(3.7)
Other long-term liabilities	(0.1)
Total identifiable net assets assumed	76.5
Goodwill	8.2
Total	$84.7
The results of KRT have been included in the combined and consolidated financial statements since the acquisition date and are included in the Coal Logistics segment. Inclusive of intersegment sales of $4.5 million and $1.1 million, KRT had revenues of $41.6 million and $9.0 million for the years ended December 31, 2014 and 2013, respectively. The acquisition of KRT increased operating income by $5.0 million and $1.0 million for the years ended December 31, 2014 and 2013, respectively. The acquisition of KRT is not material to the Partnership’s combined and consolidated financial statements; therefore, pro forma information has not been presented.
5. Noncontrolling Interest
Concurrent with our IPO, the 35 percent interest in each of Haverhill and Middletown retained by SunCoke was recorded as a noncontrolling interest of the Partnership. Subsequent to the Haverhill and Middletown Dropdown, SunCoke's ownership in Haverhill and Middletown decreased to 2 percent and is recorded as noncontrolling interest of the Partnership on the Combined and Consolidated Statement of Income. Net income attributable to noncontrolling interest was $15.7 million and $40.8 million for the years ended December 31, 2014 and 2013, respectively.

6. Related Party Transactions
The related party transactions with SunCoke and its affiliates are described below.
Transactions with Affiliate
At December 31, 2014 and 2013, the Partnership had net receivables with SunCoke and its affiliates of $3.1 million and $6.4 million, respectively. Coal Logistics provides coal handling and blending services to certain SunCoke cokemaking operations. During 2014 and 2013, Coal Logistics recorded $13.1 million and $4.3 million in revenues derived from services provided to SunCoke’s cokemaking operations. During 2013, the Partnership also purchased and sold coke to other SunCoke entities in order to facilitate certain commercial agreements. Revenues and purchases from these related party transactions in 2013 totaled $19.2 million and $6.0 million, respectively. Pursuant to the omnibus agreement, the terms of these transactions were consistent with the Partnership’s existing customer agreements up to contract maximum production levels. Sales exceeding contract maximum production levels were based on current market values. The Partnership also purchased coal and other services from SunCoke and its affiliates totaling $29.9 million and $18.1 million during 2014 and 2013, respectively.
Allocated Expenses
We were allocated expenses of $23.4 million, $23.2 million and $27.5 million in 2014, 2013 and 2012, respectively. These allocated costs are for services provided to us by SunCoke. SunCoke centrally provides engineering, operations, procurement and information technology support to its facilities. In addition, allocated costs include legal, accounting, tax, treasury, insurance, employee benefit costs, communications and human resources. For periods subsequent to the IPO, corporate allocations were recorded based upon the omnibus agreement under which SunCoke will continue to provide us with certain support services. SunCoke will charge us for all direct costs and expense incurred on our behalf and a fee associated with support services provided to our operations.
Parent Net Equity
Net transfers (to) from parent are included within parent net equity within the combined and consolidated financial statements and included intercompany dividends, cash pooling and general financing activities, cash transfers for capital expenditures and corporate allocations, including income taxes.
7. Customer Concentrations
In 2014, the Partnership sold approximately 2.4 million tons of coke to its three primary customers: AK Steel Corporation, or AK Steel, ArcelorMittal USA, Inc., or ArcelorMittal, and United States Steel Corporation, or U.S. Steel. The first phase of its Haverhill facility, or Haverhill 1, sells approximately one-half of the production from the Haverhill facility pursuant to long-term contracts with ArcelorMittal. The second phase of its Haverhill facility, or Haverhill 2, sells the remaining balance of coke produced at the Haverhill facility to AK Steel under long-term contracts. All coke sales from the Middletown cokemaking facility are made pursuant to a long-term contract with AK Steel. All coke sales from the Granite City facility are made pursuant to a long-term contract with U.S. Steel.
The Partnership generally does not require any collateral with respect to its receivables. At December 31, 2014, the Partnership’s receivables balances were primarily due from ArcelorMittal, AK Steel and U.S. Steel. As a result, the Partnership experiences concentrations of credit risk in its receivables with these three customers; these concentrations of credit risk may be affected by changes in economic or other conditions affecting the steel industry. At December 31, 2014, receivables due from ArcelorMittal, AK Steel and U.S. Steel were $9.8 million, $14.5 million and $6.4 million, respectively.
Sales to ArcelorMittal, in total, accounted for $175.9 million, $178.8 million and $207.3 million, or 20.1 percent, 19.2 percent and 20.4 percent, respectively of the Partnership’s total revenues for the years ended December 31, 2014, 2013 and 2012.
Sales to AK Steel, in total, accounted for $402.4 million, $460.5 million and $510.9 million or 46.1 percent, 49.4 percent and 50.4 percent respectively, of the Partnership's total revenues for the years ended December 31, 2014, 2013 and 2012.
Sales to US Steel, in total, accounted for $232.3 million, $245.8 million and $273.7 million or 26.6 percent, 26.4 percent and 27.0 percent respectively, of the Partnership's total revenues for the years ended December 31, 2014, 2013 and 2012.

8. Cash Distribution and Net Income Per Unit
Cash Distributions
Our partnership agreement generally provides that we will make our distribution, if any, each quarter in the following manner:

•
first, 98 percent to the holders of common units and 2 percent to our general partner, until each common unit has received the minimum quarterly distribution of $0.412500 plus any arrearages from prior quarters;

•	second, 98 percent to the holders of subordinated units and 2 percent to our general partner, until each subordinated unit has received the minimum quarterly distribution of $0.412500; and

•	third, 98 percent to all unitholders, pro rata, and 2 percent to our general partner, until each unit has received a distribution of $0.474375.
If cash distributions to our unitholders exceed $0.474375 per unit in any quarter, our unitholders and our general partner will receive distributions according to the following percentage allocations:

	Total Quarterly Distribution Per Unit Amount		Marginal Percentage Interest in Distributions
			Unitholders	General Partner
Minimum Quarterly Distribution	$0.412500		98%	2%
First Target Distribution	above $0.412500	up to $0.474375	98%	2%
Second Target Distribution	above $0.474375	up to $0.515625	85%	15%
Third Target Distribution	above $0.515625	up to $0.618750	75%	25%
Thereafter	above $0.618750		50%	50%
On April 21, 2014, our Board of Directors declared a quarterly cash distribution of $0.5000 per unit. This distribution was paid on May 30, 2014 to unitholders of record on May 15, 2014, which included equity issuances related to the Haverhill and Middletown Dropdown, and totaled $19.2 million. On July 21, 2014, our Board of Directors declared a quarterly cash distribution of $0.5150 per unit. This distribution was paid on August 29, 2014 to unitholders of record on August 15, 2014 and totaled $19.8 million. On October 21, 2014 our Board of Directors declared a quarterly cash distribution of $0.5275 per unit. This distribution was paid on November 28, 2014 to unitholders of record on November 14, 2014 and totaled $20.5 million. On January 26, 2015 our Board of Directors declared a quarterly cash distribution of $0.5408 per unit. This distribution was paid on February 27, 2015 to unitholders of record on February 13, 2015.
Our distributions are declared subsequent to quarter end; therefore, the table below represents total cash distributions applicable to the period in which the distributions were earned. The allocation of total quarterly cash distributions to general and limited partners based on the number of units is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions, except per unit amounts)
General partner's distributions:
General partner's distributions	$0.4	$0.4	$1.3	$1.2
General partner's incentive distribution rights	0.5	—	1.3	—
Total general partner's distributions	0.9	0.4	2.6	1.2
Limited partners' distributions:
Common	11.8	7.4	45.3	25.6
Subordinated	8.5	7.4	32.8	25.6
Total limited partners' distributions	20.3	14.8	78.1	51.2
Total Cash Distributions	$21.2	$15.2	$80.7	$52.4
Cash distributions per unit applicable to limited partners(1)	$0.5408	$0.4750	$2.0833	$1.6371

(1)	Represents cash distributions earned.

Earnings Per Unit
Our net income is allocated to the general partner and limited partners in accordance with their respective partnership percentages, after giving effect to priority income allocations for incentive distributions, if any, to our general partner, pursuant to our partnership agreement. Net income per unit is only calculated for the Partnership subsequent to the IPO as no units were outstanding prior to January 24, 2013. Distributions less than or greater than earnings are allocated in accordance with our partnership agreement. Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of net income per unit.
In addition to the common and subordinated units, we have also identified the general partner interest and incentive distribution rights as participating securities and use the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period. Basic and diluted net income per unit applicable to limited partners are the same because we do not have any potentially dilutive units outstanding. The Granite City Dropdown does not impact historical earnings per limited partner unit as pre-acquisition earnings were allocated to our general partner.
The calculation of earnings per unit is as follows:

	Year Ended December 31,
	2014	2013
	(Dollars in millions, except per unit amounts)
Net income attributable to SunCoke Energy Partners L.P./Predecessors	$71.8	$83.4
Less: Allocation of net income attributable to Predecessors to the general partner	15.8	24.8
Net income attributable to all partners	$56.0	$58.6
General partner's distributions (including incentive distribution rights)	2.6	1.2
Limited partners' distributions on common units	45.3	25.6
Limited partners' distributions on subordinated units	32.8	25.6
Distributions (greater than) less than earnings	(24.7)	6.2
General partner's earnings:
Distributions (including incentive distribution rights)	2.6	1.2
Allocation of distributions (greater than) less than earnings	(0.2)	0.4
Net income attributable to Predecessors	15.8	24.8
Total general partner's earnings	18.2	26.4
Limited partners' earnings on common units:
Distributions	45.3	25.6
Allocation of distributions (greater than) less than earnings	(14.2)	2.9
Total limited partners' earnings on common units	31.1	28.5
Limited partners' earnings on subordinated units:
Distributions	32.8	25.6
Allocation of distributions (greater than) less than earnings	(10.3)	2.9
Total limited partners' earnings on subordinated units	22.5	28.5
Weighted average limited partner units outstanding:
Common - basic and diluted	19.7	15.7
Subordinated - basic and diluted	15.7	15.7
Net income per limited partner unit:
Common - basic and diluted	$1.58	$1.81
Subordinated - basic and diluted	$1.43	$1.81

Unit Activity
Unit activity since our IPO was as follows:

	Common - Public	Common - SunCoke	Total Common	Subordinated - SunCoke
At December 31, 2012	—	—	—	—
Units issued in conjunction with our IPO	13,500,000	2,209,697	15,709,697	15,709,697
Units issued to directors	3,456	—	3,456	—
At December 31, 2013	13,503,456	2,209,697	15,713,153	15,709,697
Units issued in conjunction with the acquisition of additional interest in Haverhill and Middletown	3,220,000	2,695,055	5,915,055	—
Units issued to directors	2,752	—	2,752	—
Units issued under the Equity Distribution Agreement	62,956	—	62,956	—
At December 31, 2014	16,789,164	4,904,752	21,693,916	15,709,697
Allocation of Net Income
Our partnership agreement contains provisions for the allocation of net income to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100 percent to the general partner. Prior to the Granite City Dropdown, the allocation of net income from Granite City’s operations is to the general partner.
The calculation of net income allocated to the general and limited partners was as follows:

	Year Ended December 31,
	2014	2013
	(Dollars in millions)
Net income attributable to SunCoke Energy Partners L.P./Predecessors	$71.8	$83.4
Less: Allocation of net income attributable to Predecessors to the general partner	15.8	24.8
Net income attributable to partners	$56.0	$58.6
General partner's incentive distribution rights	1.3	—
	54.7	58.6
General partner's ownership interest	2.0%	2.0%
General partner's allocated interest in net income	1.1	1.6
General partner's incentive distribution rights	1.3	—
Net income attributable to Predecessors	15.8	24.8
Total general partner's interest in net income	$18.2	$26.4
Common - public unitholder's interest in net income	$23.8	24.5
Common - SunCoke interest in net income	6.2	4.0
Subordinated - SunCoke interest in net income	23.6	28.5
Total limited partners' interest in net income	$53.6	$57.0
9. Income Taxes
The Partnership is a limited partnership and generally is not subject to federal or state income taxes. Earnings from the Middletown operations, however, are subject to a local income tax.
The Predecessors' tax provisions were determined on a theoretical separate-return basis. Prior to July 2012, the Predecessor received federal income tax credits for coke production from the Haverhill 1, Haverhill 2 and Granite City cokemaking facilities. These tax credits were earned for each ton of coke produced and sold during the four years after the initial coke production at each facility. The eligibility to generate tax credits for coke production expired in March 2009, July 2012 and November 2013, respectively, for the Haverhill 1, Haverhill 2 and Granite City facilities. In conjunction with the contribution of the 65 percent interest in Haverhill and Middletown upon the closing of the IPO, all deferred tax assets and liabilities related Haverhill and Middletown were eliminated through equity. Granite City's tax provision has been determined on a theoretical separate-return basis for all periods presented.
The components of income tax disaggregated between the Partnership and the Predecessors are as follows:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Partnership:
U.S. federal	$—	$—	$—
U.S. state and local	1.2	0.8	—
Total Partnership income tax	1.2	0.8	—
Predecessors:
U.S. federal	$7.5	$(1.1)	$21.4
U.S. state and local	1.8	2.1	1.9
Total Predecessors' income tax	9.3	1.0	23.3
Total income tax	$10.5	$1.8	$23.3
The reconciliation of Partnership income tax expense at the U.S. statutory rate is as follows:

	Years Ended December 31,
	2014		2013
	(Dollars in millions)
Income tax expense at U.S. statutory rate of 35 percent	$25.4	35.0%	$35.1	35.0%
Increase (reduction) in income taxes resulting from:
Partnership income not subject to tax	(25.4)	(35.0)%	(35.1)	(35.0)%
State and local tax for Middletown and Granite City Operations	1.1	1.5%	0.5	0.5%
Other	0.1	0.2%	0.3	0.3%
	$1.2	1.7%	$0.8	0.8%
The tax effects of temporary differences that comprise the net deferred income tax asset are as follows:

	December 31,
	2014	2013
	(Dollars in millions)
Deferred tax assets:
Federal and state credit carryforward	$77.8	$85.9
Federal net operating loss	49.5	48.9
State and local net operating loss	8.7	11.5
Other liabilities not yet deductible	3.3	3.0
Total deferred tax assets	139.3	149.3
Less valuation allowance	(3.6)	(3.2)
Deferred tax asset, net	135.7	146.1
Deferred tax liabilities:
Properties, plants and equipment	(112.8)	(113.3)
Other liabilities	(0.7)	—
Total deferred tax liabilities	(113.5)	(113.3)
Net deferred tax asset	$22.2	$32.8

The net deferred income tax asset is classified in the combined and consolidated balance sheets as follows:

	December 31,
	2014	2013
	(Dollars in millions)
Current asset	$0.6	$0.8
Noncurrent asset	21.6	32.0
Net deferred tax asset	$22.2	$32.8
    As of December 31, 2014, we had a local net operating loss carryforward which will be used to offset future local taxable income. If not used, the carryforward will expire between 2017 and 2018. In addition, we had federal and stated net operating losses and tax credit carryforwards related to our Granite City operations that were determined on a theoretical separate-return basis.
Local income tax returns are generally subject to examination for a period of three years after filing of the respective returns. Pursuant to the omnibus agreement, SunCoke will fully indemnify us with respect to any tax liability arising prior to or in connection with the closing of the IPO. There are no uncertain tax positions recorded at December 31, 2014 or 2013 and there were no interest or penalties recognized related to uncertain tax positions for the years ended December 31, 2014, 2013 and 2012.
10. Inventories
The Partnership’s inventory consists of metallurgical coal, which is the principal raw material for the Partnership’s cokemaking operations; coke, which is the finished goods sold by the Partnership to its customers; and materials, supplies and other.
These components of inventories were as follows:

	December 31,
	2014	2013
	(Dollars in millions)
Coal	$60.4	$48.8
Coke	2.0	4.6
Material, supplies, and other	28.0	27.6
Total Inventories	$90.4	$81.0
11. Properties, Plants, and Equipment, Net
The components of net properties, plants and equipment were as follows:

	December 31, (1)
	2014	2013
	(Dollars in millions)
Coke and energy plant, machinery and equipment	$1,251.3	$1,194.4
Coal logistics plant, machinery and equipment	83.6	82.6
Land and land improvements	54.1	56.8
Construction-in-progress	43.3	37.4
Other	13.2	10.7
Gross investment, at cost	1,445.5	1,381.9
Less: accumulated depreciation	(232.1)	(182.2)
Total Properties, Plant and Equipment, net	$1,213.4	$1,199.7

(1)
Includes assets, consisting mainly of coke and energy plant, machinery and equipment, with a gross investment totaling $793.4 million and $790.3 million and accumulated depreciation of $106.5 million and $79.6 million at December 31, 2014 and December 31, 2013, respectively, which are subject to long-term contracts to sell coke and are deemed to contain operating leases.

12. Goodwill and Other Intangible Assets
The Partnership completed the acquisition of KRT during 2013 for an aggregate cash consideration, net of cash acquired, of $84.7 million, of which $8.2 million was allocated to goodwill primarily due to the strategic location of KRT's operations. As of December 31, 2014 and 2013, goodwill was $8.2 million for our Coal Logistics segment.
The following table summarized the components of gross and net intangible asset balances as of December 31, 2014 and December 31, 2013 (in millions):

		December 31, 2014			December 31, 2013
	Weighted - Average Remaining Amortization Years	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	10	$6.7	$0.7	$6.0	$6.7	$0.1	$6.6
Trade name	4	1.2	0.3	0.9	1.2	—	1.2
Total		$7.9	$1.0	$6.9	$7.9	$0.1	$7.8
Total amortization expense for intangible assets subject to amortization was $0.9 million and $0.1 million for the years ended December 31, 2014 and December 31, 2013, respectively. Based on the carrying value of definite-lived intangible assets as of December 31, 2014, we estimate amortization expense to be $0.8 million in each of the next four years and $0.6 million in the fifth year and all remaining years thereafter.
13. Retirement and Other Post-Employment Benefits Plans
Certain employees of the Partnership's operating subsidiaries participate in defined contribution and postretirement health care and life insurance plans sponsored by SunCoke. These plans have been accounted for in the combined and consolidated financial statements as multi-employer plans and are immaterial to the results of the Partnership for all periods presented.
Defined Contribution Plans
Certain employees of the Partnership's operating subsidiaries participate in defined contribution plans sponsored by SunCoke which provide retirement benefits. The Partnership’s contributions, which are principally based on its allocable portion of SunCoke’s pretax income and the aggregate compensation levels of participating employees and are charged against income as incurred, amounted to $3.2 million, $2.1 million and $1.7 million in 2014, 2013 and 2012, respectively.
Postretirement Health Care and Life Insurance Plans
Certain employees of the Partnership’s operating subsidiaries participate in other unfunded postemployment benefit plans sponsored by SunCoke. The amount of other postretirement benefit plans expense allocated to the Partnership related to these plans is reflected in operating expenses in the Combined and Consolidated Statements of Income and was immaterial for all periods presented.
The postretirement benefit plans are unfunded and the costs are borne by the Partnership.
14. Debt

	December 31,
	2014	2013
	(Dollars in millions)
7.375% senior notes, due 2020 (“Partnership Notes”), including original issue premium of $11.5 million at December 31, 2014	$411.5	$150.0
Revolving credit facility, due 2019 ("Partnership Revolver")	—	40.0
Debt issuance costs	(12.5)	(6.8)
Total long-term debt	$399.0	$183.2
Credit Facilities
On July 26, 2011, SunCoke entered into a credit agreement (the “Credit Agreement”) which provides for a seven-year term loan (the “Term Loan”). Borrowings under the Term Loan bear interest, at SunCoke’s option, at either (i) base rate plus an applicable margin or (ii) the greater of 1.00 percent or LIBOR plus an applicable margin. The applicable margin on the Term Loan is (i) in the case of base rate loans, 2.00 percent per annum and (ii) in the case of LIBOR loans, 3.00 percent per annum.
Though SunCoke was the legal entity obligated to repay the Term Loan, effective July 26, 2011, SunCoke allocated $225.0 million of the Term Loan and related debt issuance costs of $5.7 million to the Partnership. Interest expense and amortization of debt issuance costs related to the Term Loan were allocated to the Partnership beginning on July 26, 2011 and totaled $0.3 million, $0.6 million and $10.3 million in 2014, 2013 and 2012, respectively. The amount of consolidated debt attributed to the combined and consolidated financial statements may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded partnership for periods prior to the IPO. Prior to entering into the Credit Agreement, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessors. On January 24, 2013, in conjunction with the IPO, we assumed and repaid the $225.0 million of the Term Loan that was allocated to us. In conjunction with the repayment, we incurred a charge of approximately $2.9 million in 2013 representing the write-off of unamortized debt issuance costs and original issue discount related to the portion of the Term Loan extinguished, which is recorded in interest expense on the Combined and Consolidated Statement of Income.
In conjunction with the closing of the IPO in 2013, the Partnership also entered into a $100.0 million revolving credit facility ("the Partnership Revolver") with a term extending through January 2018. The Partnership incurred issuance costs of $2.2 million in conjunction with entering into this new revolving credit facility. This credit facility was amended on August 28, 2013, increasing the total aggregate commitments from lenders to $150.0 million and also providing for up to $100.0 million uncommitted incremental revolving capacity, subject to the satisfaction of certain conditions. The Partnership paid $0.9 million in fees related to the credit facility amendment. The fees have been included in deferred charges and other assets in the Combined and Consolidated Balance Sheet, which will be amortized over the life of the facility. On October 1, 2013 the Partnership borrowed $40.0 million against the revolving credit facility for the purchase of KRT. In connection with the Haverhill and Middletown Dropdown in 2014, the Partnership repaid $40.0 million on the Partnership Revolver and amended the Partnership Revolver to include (i) an increase in the total aggregate commitments from lenders from $150.0 million to $250.0 million and (ii) an extension of the maturity date from January 2018 to May 2019. The Partnership paid $1.8 million in 2014 for fees related to the Partnership Revolver amendment, which are included in deferred charges and other assets in the Combined and Consolidated Balance Sheet. The weighted-average interest rate for borrowings under the revolving credit facility during 2014 was 2.39 percent. At December 31, 2014, $250.0 million was available on the Partnership Revolver. Commitment fees are based on the unused portion of the Partnership Revolver at a rate of 0.40 percent.
Senior Notes
With the closing of the IPO, the Partnership issued $150.0 million of Partnership Notes. In conjunction with this transaction, the Partnership incurred debt issuance costs of $3.7 million, $0.8 million of which were expensed immediately and were included in interest expense on the Combined and Consolidated Statement of Income as it related to the portion of the issuance that was considered a modification of the existing Term Loan discussed above.
The Partnership Notes bear interest at a rate of 7.375 percent per annum and mature on February 1, 2020. Interest on the Notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year. The Partnership may redeem some or all of the Partnership Notes prior to February 1, 2016 by paying a make-whole premium. The Partnership may also redeem some or all of the Partnership Notes on or after February 1, 2016 at specified redemption prices. In addition, prior to February 1, 2016, the Partnership may redeem up to 35.0 percent of the Partnership Notes using the proceeds of certain equity offerings. If the Partnership sells certain of its assets or experiences specific kinds of changes in control, subject to certain exceptions, the Partnership must offer to purchase the Partnership Notes.
On May 9, 2014, in connection with the Haverhill and Middletown Dropdown, the Partnership issued $250.0 million of add-on Partnership Notes. Proceeds of $263.1 million included an original issue premium of $13.1 million. In addition, the Partnership received $5.0 million to fund interest from February 1, 2014 to May 9, 2014, the period prior to the issuance. This interest was paid to noteholders on August 1, 2014. The Partnership incurred debt issuance costs of $4.9 million, of which $0.9 million was considered a modification of debt and was immediately expensed and recorded in interest expense, net in the Combined and Consolidated Statement of Income and was included in other operating cash flows in the Combined and Consolidated Statement of Cash Flows.
Also, in connection with the Haverhill and Middletown Dropdown, the Partnership assumed from SunCoke and repaid $99.9 million of Term Loan and $160.0 million of Notes. The Partnership also paid a market premium of $11.4 million to complete the tender of the Notes, which was included in interest expense, net in the Combined and Consolidated Statement of Income. Debt extinguishment costs, including unamortized debt issuance costs and original issue discount, of $3.1 million were immediately expensed and recorded in interest expense, net in the Combined and Consolidated Statement of Income.
In connection with the Granite City Dropdown, during January 2015 the Partnership assumed and repaid $135.0 million principal amount of SunCoke’s outstanding 7.625 percent senior notes and paid $5.6 million of accrued interest and $7.7 million of redemption premium in connection therewith. To fund this debt assumption and redemption, the Partnership issued $200.0 million of add-on 7.375 percent unsecured senior notes.
Covenants
The Partnership is subject to certain debt covenants that, among other things, limit the Partnership’s ability and the ability of certain of the Partnership’s subsidiaries to (i) incur indebtedness, (ii) pay dividends or make other distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge. These covenants are subject to a number of exceptions and qualifications set forth in the respective agreements. Additionally, under the terms of the Partnership Revolver, the Partnership was subject to a maximum consolidated leverage ratio of 4.00:1.00, calculated by dividing total debt by EBITDA as defined by the Partnership Revolver, and a minimum consolidated interest coverage ratio of 2.50:1.00, calculated by dividing EBITDA by interest expense as defined by the Partnership Revolver. As of December 31, 2014, the Partnership was in compliance with all applicable debt covenants contained in the Partnership Revolver. We do not anticipate violation of these covenants nor do we anticipate that any of these covenants will restrict our operations or our ability to obtain additional financing.
On April 21, 2015, the Partnership amended its revolving credit facility to increase the maximum consolidated leverage ratio from 4.00:1.00 to 4.50:1.00.
Maturities
There are no debt maturities in each of the next four years. Debt maturities in 2020 are $600.0 million, inclusive of the $200.0 million of add-on notes issued in January 2015.
15. Commitments and Contingent Liabilities
The aggregate amount of future minimum annual rentals applicable to noncancelable operating leases is as follows:

Minimum Rental Payments
(Dollars in millions)
Year ending December 31:
2015	$1.6
2016	0.9
2017	0.4
2018	0.4
2019	0.4
2020-Thereafter	0.3
Total	$4.0
The EPA and state regulators have issued Notices of Violations (“NOVs”) for the Haverhill and Granite City cokemaking facilities which stem from alleged violations of air operating permits for this facility. SunCoke is working in a cooperative manner with the EPA and Ohio Environmental Protection Agency to address the allegations and has entered into a consent degree in federal district court with these parties. The consent decree includes an approximately $2.2 million civil penalty payment that was paid by SunCoke in December 2014, as well as the capital projects underway to improve the reliability of the energy recovery systems and enhance environmental performance at the Haverhill and Granite City facilities.
We retained $119 million in proceeds from the Partnership offering, Haverhill and Middletown Dropdown and January 2015 Granite City Dropdown (see Note 4) for environmental capital expenditures related to these projects. Pursuant to the omnibus agreement, any amounts that we spend on these projects in excess of the $119 million will be reimbursed by SunCoke. Prior to our formation, SunCoke spent approximately $7 million related to these projects. The Partnership has spent approximately $68 million to date and the remaining capital is expected to be spent through the first quarter of 2017.
The Partnership is a party to certain other pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of these claims could be resolved unfavorably to the Partnership. Management of the Partnership believes that any liability which may arise from claims would not be material in relation to the financial position, results of operations or cash flows of the Partnership at December 31, 2014.

16. Supplemental Cash Flow Information
Significant non-cash activities were as follows:

	Years Ended
	2014	2013	2012
	(Dollars in millions)
Debt assumed by SunCoke Energy Partners, L.P.	$259.9	$225.0	$—
Net assets of the Predecessors not assumed by SunCoke Energy Partners, L.P.:
Accounts receivable	—	39.6	—
Deferred taxes	—	18.3	—
The Partnership made cash interest payments of $15.7 million and $6.0 million during 2014 and 2013, respectively.
17. Fair Value Measurements
The Partnership measures certain financial and non-financial assets and liabilities at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value disclosures are reflected in a three-level hierarchy, maximizing the use of observable inputs and minimizing the use of unobservable inputs.
The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

•
Level 2—inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.
Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
Certain assets and liabilities are measured at fair value on a recurring basis. The Partnership’s cash equivalents are measured at fair value based on quoted prices in active markets for identical assets. These inputs are classified as Level 1 within the valuation hierarchy. The Partnership had no cash equivalents at December 31, 2014 and $12.0 million of cash equivalents at December 31, 2013.
Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). At December 31, 2014, no material fair value adjustments or fair value measurements were required for these non-financial assets or liabilities.
Certain Financial Assets and Liabilities not Measured at Fair Value
At December 31, 2014 and 2013 the estimated fair value of the Partnership’s long-term debt was estimated to be $415.7 million and $156.5 million, respectively, compared to a carrying amount of $411.5 million and $149.7 million, respectively. The fair value was estimated by management based upon estimates of debt pricing provided by financial institutions and are considered Level 2 inputs.
18. Equity Distribution Agreement
On August 5, 2014, the Partnership entered into an equity distribution agreement (the “Equity Agreement”) with Wells Fargo Securities, LLC (“Wells Fargo”). Pursuant to the terms of the Equity Agreement, the Partnership may sell from time to time through Wells Fargo, the Partnership’s common units representing limited partner interests having an aggregate offering price of up to $75.0 million. Sales of the common units, if any, will be made by means of ordinary brokers’ transactions through the facilities of the New York Stock Exchange at market prices, in block transactions, or as otherwise agreed by the Partnership and Wells Fargo, by means of any other existing trading market for the common units or to or through a market maker other than on an exchange. The common units will be issued pursuant to the Partnership’s existing effective shelf registration statement.

Under the terms of the Equity Agreement, the Partnership also may sell common units to Wells Fargo as principal for its own account at a price to be agreed upon at the time of sale. Any sale of common units to Wells Fargo as principal would be pursuant to the terms of a separate terms agreement between the Partnership and Wells Fargo.
During 2014, the Partnership sold 62,956 common units under the Equity Agreement with an aggregate offering price of $1.8 million, leaving $73.2 million available under the Equity Agreement.
19. Business Segment Information
The Partnership derives its revenues from the Domestic Coke and Coal Logistics reportable segments. Domestic Coke operations are comprised of the Haverhill and Middletown cokemaking facilities, located in Ohio, and the Granite City cokemaking facility located in Illinois. These facilities use similar production processes to produce coke and to recover waste heat that is converted to steam or electricity. Coke sales at each of the Partnership's cokemaking facilities are made pursuant to long-term take-or-pay agreements with ArcelorMittal, AK Steel and U.S. Steel. Each of the coke sales agreements contain pass-through provisions for costs incurred in the cokemaking process, including coal procurement costs (subject to meeting contractual coal-to-coke yields), operating and maintenance expenses, costs related to the transportation of coke to the customers, taxes (other than income taxes) and costs associated with changes in regulation, in addition to containing a fixed fee.
Prior to the third quarter of 2013, Domestic Coke was the Partnership's only reportable segment. During 2013, the Partnership, through acquisition, began providing coal handling and blending services to both SunCoke cokemaking facilities as well as third party customers. This business has a collective capacity to blend and transload more than 30 million tons of coal annually. Coal blending and handling results are presented in the Coal Logistics segment below.
Corporate and other expenses that can be identified with a segment have been included in determining segment results. The remainder is included in Corporate and Other. Interest expense, net is also excluded from segment results. Segment assets are those assets that are utilized within a specific segment.
The following table includes Adjusted EBITDA, which is the measure of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to the segments and assessing their performance:

	Years Ended December 31,
	2014	2013
	(Dollars in millions)
Sales and other operating revenue:
Domestic Coke	$823.7	$919.3
Coal Logistics	49.3	12.4
Coal Logistics intersegment sales	5.7	1.2
Elimination of intersegment Sales	(5.7)	(1.2)
Total Sales and other operating revenue	$873.0	$931.7
Adjusted EBITDA:
Domestic Coke	$181.8	$196.9
Coal Logistics	14.3	4.7
Corporate and Other	(7.2)	(6.8)
Total Adjusted EBITDA	$188.9	$194.8
Depreciation and amortization expense:
Domestic Coke	$46.7	$44.8
Coal Logistics	7.6	1.8
Total Depreciation and amortization expense	$54.3	$46.6
Capital expenditures:
Domestic Coke	$64.7	$46.0
Coal Logistics	2.9	0.2
Total Capital expenditures	$67.6	$46.2

	December 31,
	2014	2013
	(Dollars in millions)
Segment assets:
Domestic Coke	$1,264.1	$1,234.0
Coal Logistics	116.6	120.6
Corporate and Other	14.7	22.7
Segment assets, excluding tax assets	1,395.4	1,377.3
Tax assets	21.6	32.0
Total assets	$1,417.0	$1,409.3
The following table sets forth the Partnership’s total sales and other operating revenue by product or service:

	Years Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Cokemaking revenues	$757.9	$853.6	$951.5
Energy revenues	65.7	65.6	62.4
Coal logistics revenues	47.4	11.2	—
Other revenues	2.0	1.3	—
Total	$873.0	$931.7	$1,013.9
The Partnership evaluates the performance of its segments based on segment Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for sales discounts. Prior to the expiration of our nonconventional fuel tax credits in November 2013, EBITDA reflected sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses.
Management believes Adjusted EBITDA is an important measure of the operating performance of the Partnership's net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.
Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of operating performance, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool.
Operating Performance. Our management uses Adjusted EBITDA in a number of ways to assess our combined and consolidated financial and operating performance, and we believe this measure is helpful to management in identifying trends in our performance. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance while neutralizing the impact of capital structure on financial results. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.
Limitations. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirement for, working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest on or principal payments of our debt;

•	does not reflect certain other non-cash income and expenses;

•	excludes income taxes that may represent a reduction in available cash; and

•	includes net income attributable to noncontrolling interests.
Below is a reconciliation of Adjusted EBITDA (unaudited) to net income, which is its most directly comparable financial measure calculated and presented in accordance with GAAP:

	Year Ended December 30,
	2014	2013	2012
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P.	$130.9	$103.5	$—
Add: Adjusted EBITDA attributable to Predecessors(1)	38.3	39.6	174.0
Add: Adjusted EBITDA attributable to noncontrolling interest (2)	19.7	51.7	—
Adjusted EBITDA	$188.9	$194.8	$174.0
Subtract:
Depreciation and amortization expense	54.3	46.6	46.4
Interest expense, net	37.1	15.4	10.3
Income tax expense	10.5	1.8	23.3
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits (3)	(0.5)	6.8	11.2
Net income	$87.5	$124.2	$82.8

(1)	Reflects Granite City Adjusted EBITDA for all periods and Haverhill and Middletown Adjusted EBITDA for periods prior to the IPO.

(2)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes and depreciation.

(3)
Sales discounts are related to nonconventional fuel tax credits, which expired in 2013. At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our customer at our Granite City facility. During the first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Combined and Consolidated Statement of Income.

20. Selected Quarterly Data (unaudited)

	2014				2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in millions, except per unit amounts)
Sales and other operating revenue	$214.5	$217.8	$216.8	$223.9	$253.7	$228.1	$219.5	$230.4
Gross profit(1)	$35.5	$42.6	$45.5	$38.8	$45.2	$39.9	$41.6	$43.0
Net income(2)	$25.7	$10.8	$27.1	$23.9	$28.8	$30.4	$31.0	$34.0
Net income attributable to SunCoke Energy Partners, L.P.	$13.2	$1.2	$20.2	$21.4	$11.8	$15.8	$13.7	$17.3
Net income per common unit (basic and diluted)	$0.41	$0.03	$0.52	$0.55	$0.37	$0.49	$0.43	$0.53
Net income per subordinated unit (basic and diluted)	$0.41	$0.02	$0.52	$0.55	$0.37	$0.49	$0.43	$0.53
Cash distribution per unit paid during period	$0.4750	$0.5000	$0.5150	$0.5275	$—	$0.3071	$0.4225	$0.4325

(1)	Gross profit equals sales and other operating revenue less cost of products sold, operating expenses and depreciation and amortization.

(2)	Net income in the second quarter of 2014 was unfavorably impacted by costs associated with the Haverhill and Middletown Dropdown.